                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                       CHROMAVISION MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                              [CHROMAVISION LOGO]

                              33171 PASEO CERVEZA
                       SAN JUAN CAPISTRANO, CA 92675-4824

                                 July   , 2002

         NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

You are invited to attend the ChromaVision Medical Systems, Inc. 2002 Special Meeting of Stockholders to be held on the date, and at the time and place designated below. THE MATTERS TO BE CONSIDERED AT THIS MEETING ARE EXTREMELY IMPORTANT TO THE FUTURE OF OUR COMPANY, AND YOU ARE URGED TO SEND US YOUR PROXY AND ATTEND THE MEETING IF YOU CAN.

The meeting will be held on August   , 2002 at 8:30 a.m., Pacific Daylight Time,
at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, CA 92614. Directions to the Hotel are included on the last page of this Proxy Statement. The telephone number of the hotel is (949) 975-1234.

At the meeting, stockholders will be asked to vote on:

- the issuance to Safeguard Delaware, Inc., which we refer to in this Proxy Statement as "Safeguard," of 362,663 shares of our Common Stock at $1.585 per share, or an aggregate of $574,821;

- the granting to Safeguard of a warrant to purchase 975,000 additional shares of our Common Stock;

- a right of first refusal pursuant to which Safeguard would be able to acquire additional equity securities of our company, including stock purchase rights to protect Safeguard against dilution caused by the exercise of options, warrants and other Common Stock subscription or purchase rights outstanding on June 13, 2002 or granted after that date; and

- the issuance of shares of Common Stock upon conversion of outstanding shares of our Series D 5% Cumulative Convertible Preferred Stock, as the payment of dividends thereon and upon exercise of related warrants, in excess of an aggregate limit on the number of shares which can be so issued without stockholder approval.

These matters to be voted upon are part of transactions entered into by our company with Safeguard and certain other parties that are explained in more detail in this Proxy Statement. The first three matters will be voted on together as a single proposal, and the last matter will be voted on separately.

No admission tickets are required. Only stockholders who owned stock at the close of business on July 15, 2002, the record date for the special meeting, can vote at this meeting or any postponement adjournments that may take place.

This Proxy Statement, and the accompanying proxy card are being mailed to
stockholders on or about July   , 2002, in connection with the solicitation of
proxies by the Board of Directors.

Please contact Allison Wlodyka at ChromaVision Investor Relations at (888) 443-3310 with any questions or concerns.

Sincerely,

/s/ DOUGLAS S. HARRINGTON
Douglas S. Harrington, M.D.
Chairman of the Board

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                     TABLE OF CONTENTS FOR PROXY STATEMENT

                                                              Page
                                                              ----
QUESTIONS AND ANSWERS.......................................    1

SUMMARY.....................................................    8
  The Transaction...........................................    8
  Matters for Stockholder Approval..........................    8
  The Recommendation of our Board of Directors..............    9
  Fairness Opinion..........................................    9
  Effects of the Transactions...............................    9
  What Happens If Stockholders Do Not Approve Matters To Be
     Voted Upon.............................................   10
  Relationship With Safeguard...............................   11
  Interests of Officers and Directors in the Transactions...   11
  Regulatory Matters........................................   11
  Safeguard Warrant.........................................   11
  Tag-Along Rights..........................................   12
  Our Additional Covenants..................................   12
  Additional Covenants of Safeguard.........................   12
  Price of Common Stock.....................................   13
  Summary Pro Forma Financial Information...................   13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   15

SPECIAL FACTORS.............................................   15
  Background................................................   15
  Fairness Opinion..........................................   19
  Effects of the Transactions...............................   27
  Relationship with Safeguard...............................   28
  Interests of Directors and Officers.......................   29
  Regulatory Matters........................................   29

DESCRIPTION OF THE TRANSACTIONS.............................   30
  Purchase of Common Stock..................................   30
  Purchase and Conversion of Series D Preferred Stock.......   30
  Safeguard Warrant.........................................   32
  Increase in Beneficial Ownership of Safeguard
     Scientifics............................................   33
  Repricing of Series D Warrants............................   33
  Guarantee of Debt Financing...............................   33
  Safeguard Right of First Refusal..........................   33
  Tag-Along Rights..........................................   34
  Covenants of our Company..................................   34
  Covenants of Safeguard....................................   35
  Amendment to Stockholder Rights Plan......................   36

PRO FORMA FINANCIAL INFORMATION.............................   37

PRICE RANGE OF COMMON STOCK.................................   43

                                                              Page
                                                              ----
DIVIDENDS...................................................   43

STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL
  STOCKHOLDERS..............................................   44

DESCRIPTION OF SECURITIES...................................   46

INDEPENDENT PUBLIC ACCOUNTANTS..............................   49

WHERE YOU CAN FIND MORE INFORMATION.........................   49

DIRECTIONS TO MEETING PLACE.................................   50

ANNEX A: Opinion of Houlihan Lokey Howard & Zukin, Inc.

                             QUESTIONS AND ANSWERS

Q: WHY IS THIS SPECIAL MEETING OF STOCKHOLDERS BEING HELD?

A: On June 13, 2002 we entered into important agreements under which Safeguard has provided us, and will provide us, additional financing necessary for our company to continue to operate. Certain parts of the transactions contemplated by those agreements require stockholder approval under the terms of our Series D 5% Cumulative Convertible Preferred Stock, which we refer to in this Proxy Statement as the "Series D Preferred Stock," an agreement relating to the Series D Preferred Stock and a rule of the Nasdaq Stock Market, Inc., or Nasdaq, applicable to companies like ours whose securities are traded on the Nasdaq National Market.

Q: HOW MUCH FINANCING WILL SAFEGUARD PROVIDE?

A: Safeguard has already provided us with approximately $6,425,000 and has agreed to provide a guarantee or certain other forms of credit enhancement for a $3 million loan to us. If the stockholders approve the matters at the special meeting, the total amount of equity financing provided by Safeguard will be $7 million, including the approximately $6,425,000 already received.

Q: WHAT ELSE IS COVERED BY THESE IMPORTANT AGREEMENTS?

A: The agreements are quite complex and are described in greater detail in this Proxy Statement, but one other important aspect of the agreements is the opportunity to have all of the outstanding shares of our Series D Preferred Stock converted into Common Stock. Safeguard has purchased most of the outstanding shares of Series D Preferred Stock. The shares not owned by Safeguard have already been converted into shares of our Common Stock, and Safeguard has agreed to convert its shares if the stockholders give their approval at the special meeting and certain other conditions are satisfied.

Q: HOW MANY SHARES OF COMMON STOCK WILL SAFEGUARD OWN AS A RESULT OF THE
   TRANSACTIONS?

A: The number of shares already purchased by Safeguard is 4,053,641 for an aggregate of $6,425,021 or $1.585 per share. If the stockholders approve the matters at the special meeting, Safeguard will purchase an additional 362,663 shares for $574,821 (also at $1.585 per share). Following stockholder approval and upon the satisfaction of certain conditions, Safeguard will convert the shares of Series D Preferred Stock it owns into an additional 7,085,174 shares of Common Stock. After completion of the Transactions and taking into account the dividends paid in shares of Common Stock for the period ended June 30, 2002 and shares issued under our employee stock purchase plan, Safeguard Scientifics' beneficial ownership of our Common Stock would increase from approximately 32% before the transactions to 56.3% after the transactions, although approximately 1% of this increase is attributable to a purchase by Safeguard of additional shares in an unrelated transaction. This will mean that Safeguard would have the ability to elect all of the members of our Board of Directors and exercise a greater degree of control over our company then it could prior to the transactions.

Q: WHAT EXACTLY WILL THE STOCKHOLDERS BE VOTING ON AT THE SPECIAL MEETING?

A: The stockholders will vote on:

   - the issuance to Safeguard of 362,663 additional shares of Common Stock at $1.585 per share, or an aggregate of $574,821;

   - the granting to Safeguard of a warrant to purchase an additional 975,000 shares of our Common Stock;

   - a right of first refusal pursuant to which Safeguard would be able to acquire additional equity securities of our company, including stock purchase rights to protect Safeguard against dilution

                             QUESTIONS AND ANSWERS

     caused by the exercise of options, warrants and other Common Stock subscription or purchase rights outstanding on June 13, 2002 or granted after that date; and

   - the issuance of shares of Common Stock upon conversion of the outstanding shares of Series D Preferred Stock, as the payment of dividends thereon and upon exercise of related warrants, in excess of an aggregate limit on the number of shares which can be so issued without stockholder approval.

The first three items will be voted on together as a single proposal, and the last item will be voted on separately.

Q: WHY IS IT IMPORTANT TO HAVE THE SERIES D PREFERRED STOCK CONVERTED IN FULL?

A: Probably the most important reason is that we are obligated to redeem the outstanding shares of Series D Preferred Stock on July 10, 2004 for $11,230,000 plus the amount of any unpaid accrued dividends. We do not presently have, nor does our business plan indicate that we will have, the funds required to pay this amount. Safeguard would not be able to enforce its right to payment of the $11,230,000 in the same manner as it could a debt, but we could be compelled to make payments if and when we have sufficient "surplus" and available "capital" as those terms are defined under Delaware law.

   The existence of the redemption obligation also means that the Series D Preferred Stock is treated as a liability for accounting purposes and causes us to be out of compliance with a rule of Nasdaq, requiring maintenance of at least $4 million in tangible net assets as a condition of allowing our Common Stock to continue to trade on the Nasdaq National Market. Conversion of all of the Series D Preferred Stock allows us to be in compliance with this rule. That requirement will be replaced by a $10 million stockholder equity requirement in November 2002 which, depending on the results of our operations through November, we may be able to meet. However, our stockholders' equity will probably fall below $10 million after November, and we will evaluate alternatives concerning that requirement closer to the time it becomes effective in light of circumstances then prevailing. See "Special Factors -- Regulatory Matters."

Q: HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION AS TO HOW STOCKHOLDERS
   SHOULD VOTE?

A: Yes. The Board of Directors has determined that the transactions are in the best interests of our company and the stockholders and has recommended that the stockholders vote FOR of each of the matters to be considered at the special meeting. This recommendation was made by the directors unanimously, except that two of our directors, Michael F. Cola, presently an executive officer of Safeguard Scientifics, and Charles A. Root, a retired executive of Safeguard Scientifics, did not participate in the deliberations or the voting of the Board of Directors because of their relationship with Safeguard.

Q: WHAT WILL HAPPEN IF THE STOCKHOLDERS DO NOT APPROVE THE MATTERS TO BE VOTED
   UPON AT THE SPECIAL MEETING?

A: If the stockholders do not approve the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock, as dividends thereon and upon exercise of the related warrants, in excess of the presently existing limit, we will be obligated to buy back from Safeguard the shares of Series D Preferred Stock which cannot be converted and the related warrants which cannot be exercised because of the limitation. The amount payable for the Series D Preferred Stock and warrants is determined pursuant to a complex formula which depends upon future trading prices of our Common Stock, but if the obligation to buy back those securities arose on July 1, 2002 and were satisfied on that date, the

                             QUESTIONS AND ANSWERS

amount would have been approximately $8,871,000 and could be greater. We would not have the funds to make the redemption. If the obligation to buy back the securities were enforced, we would have to seek additional financing, which we believe would be difficult to obtain, or we would have to cease business operations or commence bankruptcy proceedings to stay enforcement of the buy back obligations and/or facilitate the obtaining of financing. See "Description of the Transaction -- Purchase and Conversion of Series D Preferred Stock." If any of the matters to be voted upon is not approved, we would also be obligated to pay Safeguard a $700,000 fee.

Q: WHAT VOTE IS REQUIRED FOR APPROVAL?

A: Normally the required vote would be a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote. However, in order to satisfy the requirements of Nasdaq the 4,053,741 shares of Common Stock Safeguard will have purchased in the transactions prior to the special meeting cannot be counted in the voting to approve the issuance of the 362,663 additional shares to Safeguard, the granting of the 975,000 share warrant to Safeguard or the right of first refusal and related rights. Likewise, votes cast by Safeguard as the sole remaining holder of the remaining shares of Series D Preferred Stock outstanding and by holders of shares of Common Stock issued upon conversion of Series D Preferred Stock and as dividends thereon prior to the special meeting cannot be counted in the voting on the matter relating to the limit on the number of shares which can be issued upon conversion in full of the Series D Preferred Stock, as dividends thereon and upon exercise in full of the related warrants. Therefore, subject to the foregoing limitations on counting votes, the vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote is required to approve the matters at the special meeting.

Q: IS SAFEGUARD ENTITLED TO CAST A SUFFICIENT NUMBER OF VOTES TO APPROVE ALL OF
   THE MATTERS AT THE SPECIAL MEETING?

A: No. If all of the votes that could be cast at the special meeting were cast, Safeguard would have approximately 45% of the voting power that is to be counted for purposes of determining approval of the matters to be voted upon. This percentage includes 99,428 shares subject to an agreement entered into with Safeguard by three directors and an officer of our company to vote their shares in favor of the matters to be voted on. The percentage also includes, for the vote on the issuance of the 362,633 additional shares of Common Stock, the 975,000 share warrant and the right of first refusal and other comparable rights, proxies as to an aggregate of 861,493 shares of Common Stock received by Safeguard in separate transactions from the six investors from which Safeguard purchased shares of Series D Preferred Stock as described herein. If the number of shares represented at the special meeting is less than approximately 89%, Safeguard would have sufficient voting power to approve all of the matters at the special meeting. Safeguard has agreed to vote all votes it is entitled to cast in favor of the matters to be voted upon.

Q: WHO IS SOLICITING PROXIES FOR THE SPECIAL MEETING?

A: Proxies are being solicited on behalf of the Board of Directors of ChromaVision.

Q: WHO CAN ATTEND THE MEETING?

A: All ChromaVision stockholders are encouraged to attend the meeting. Admission tickets are not required.

                             QUESTIONS AND ANSWERS

Q: WHO IS ENTITLED TO VOTE?

A: Stockholders of record as of the close of business on July 15, 2002, the record date for the special meeting, may vote at the special meeting.

Q: HOW MANY SHARES CAN VOTE?

A: On July 15, 2002, there were 25,323,199 shares of our Common Stock and 11,230 shares of Series D Preferred Stock issued and outstanding. Every holder of Common Stock is entitled to cast one vote for each share of Common Stock held as of the record date, and every holder of Series D Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of such holder's shares of Series D Preferred Stock as of the record date. As of July 1, 2002 each share of Series D Preferred was convertible into 630.91 shares of Common Stock, subject to a limitation of 2,955,745 shares in the aggregate (as described above). The holders of Common Stock and the Series D Preferred Stock will vote together as a class on the matters to be considered at the special meeting.

Q: HOW DO I VOTE?

A: You can either vote by proxy or in person at the meeting. Even if you intend to attend the special meeting, please sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the prepaid envelope provided. If you later decide to attend the meeting and want to vote in person, you may do so. However, if you plan to attend the meeting and are unable to do so for any reason, returning a signed proxy will ensure that your votes are represented at the meeting.

   If you sign your proxy card but do not mark any boxes showing how you wish to vote, Douglas Harrington, Carl Apfelbach and Kevin O'Boyle, as the designated proxy holders, will vote your shares "FOR" the proposals submitted to the stockholders for approval and in their discretion on all other matters.

Q: WHAT IF I HOLD MY SHARES IN A BROKERAGE ACCOUNT?

A: If you hold your shares through a broker, bank or other nominee you will receive a voting instruction form directly from the nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

   - by telephone;

   - via the Internet; or

   - by returning the form to your broker.

   Your vote by telephone or Internet will help us save money. Remember, if you vote by telephone or Internet, do not return your voting instruction form.

Q: WHAT IF I WANT TO CHANGE MY VOTE?

A: You may change your vote at any time before the meeting in any of the following three ways:

   - notify our corporate secretary, Kevin O'Boyle, in writing of your desire to change your vote;

   - vote in person at the meeting; or

   - submit a proxy card with a later date.

                             QUESTIONS AND ANSWERS

   If you hold your shares through a broker, bank or other nominee holder and wish to change your vote, you must deliver your change to that nominee. ALSO, IF YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY FROM THAT NOMINEE AUTHORIZING YOU TO VOTE AT THE MEETING. WE WILL BE UNABLE TO ACCEPT A VOTE FROM YOU AT THE MEETING WITHOUT THAT FORM. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q: CAN I REVOKE MY PROXY?

A: Yes. You can revoke your proxy any time before it is voted by filing with the Secretary of our company a written revocation or a duly executed proxy bearing a later date.

Q: WHAT IS A QUORUM?

A: A quorum is a majority of the outstanding shares entitled to vote. Under
   Delaware law, a quorum must be present in person or by proxy to hold the meeting.

Q: DO THE DIRECTORS AND OFFICERS OF CHROMAVISION HAVE AN INTEREST IN THE MATTERS
   TO BE VOTED ON?

A: Our directors and officers have the same interests as our stockholders in the matters to be voted on because all of our directors and officers (other than Michael F. Cola) own shares of Common Stock and have options to purchase shares of Common Stock. The aggregate number of shares of Common Stock held by our executive officers and directors is 231,996 and the number of shares subject to their outstanding options is 2,304,831. Two of our directors are affiliated with Safeguard Scientifics, Inc. which owns all of the outstanding capital stock of Safeguard and which we refer to in this Proxy Statement as "Safeguard Scientifics." Michael F. Cola is the Managing Director, Corporate Operations of Safeguard Scientifics and Charles A. Root, now retired, served as Executive Vice President of Safeguard Scientifics from 1986 to 1998. Messrs. Cola and Root did not take part in any deliberations of the Board of Directors or the Special Committee of the Board designated to evaluate, negotiate and make recommendations to the full Board with respect to the Transactions.

Q: WHO WILL COUNT THE VOTES?

A: A representative of our company will count the votes and act as the inspector of election.

Q: WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: Your shares may be registered under more than one name, address or account.
   We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

   ChromaVision Medical Systems, Inc.
   c/o Mellon Investor Services
   P.O. Box 3315
   S. Hackensack, NJ 07606-1915
   Toll-free telephone (800) 851-9677

   If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

   You also can find information on transferring shares and other useful stockholder information on their web site at www.mellon-investor.com.

                             QUESTIONS AND ANSWERS

Q: WHAT IS THE EFFECT IF I ABSTAIN OR FAIL TO GIVE INSTRUCTIONS TO MY BROKER?

A: If you submit a properly executed proxy, your shares will be counted in determining whether a quorum is present, even if you abstain from voting or withhold authority to vote for any of these proposals.

   Broker non-votes also are counted in determining whether a quorum is present if the broker submits a proxy. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may only vote those shares on matters deemed routine. The proposals to be considered at our special meeting are considered non-routine matters. Therefore, brokers, banks or other nominees will not be able to vote on these proposals without instructions from the stockholder. This will result in what is called a "broker non-vote" on that matter equal to the number of shares for which the brokers do not receive specific voting instructions.

   Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. Broker non-votes are not counted as shares entitled to vote on the subject matter or as shares voted. This means that on the approval of each of the proposals to be considered at our special meeting, broker non-votes reduce the number of shares required for approval but also reduce the number of shares constituting a majority of those represented at the meeting and entitled to vote.

Q: ARE THERE ANY EXPENSES ASSOCIATED WITH SOLICITING PROXIES FOR THE ANNUAL
   MEETING?

A: We will bear the expense of soliciting proxies for the special meeting and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. Officers and other employees of ChromaVision may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q: WHAT IS A STOCKHOLDER PROPOSAL?

A: A stockholder proposal is a recommendation or requirement from a stockholder that our Company or our Board of Directors take action on a matter that the stockholder intends to present at a meeting of stockholders. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q: CAN ANYONE SUBMIT A STOCKHOLDER PROPOSAL?

A: To be eligible to submit a proposal, you must have continuously held at least
   $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

                             QUESTIONS AND ANSWERS

Q: IF I WISH TO SUBMIT A STOCKHOLDER PROPOSAL FOR THE ANNUAL MEETING IN 2003,
   WHAT ACTION MUST I TAKE?

A: If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2003, you must submit the proposal, in writing, so that our corporate secretary receives it no later than January 1, 2003. The proposal must meet the requirements established by the SEC.

   Send your proposal to:

   Kevin C. O'Boyle
   COO, CFO and Secretary
   ChromaVision Medical Systems, Inc.
   33171 Paseo Cerveza
   San Juan Capistrano, CA 92675-4824

   If you wish to present a proposal at the annual meeting in 2003 that has not been included in the proxy statement, the proxy holders named in proxies solicited by our Board of Directors will be allowed to use their discretionary authority to vote on your proposal unless notice of your proposal has been received by our corporate secretary at least 45 days before the date this year's proxy statement is mailed to stockholders. We expect to mail the proxy statement on May 1, which would mean that notice of your proposal would have to be received by March 17, 2003.

                                    SUMMARY

     This summary highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. You are encouraged to read the entire Proxy Statement, including the Annex hereto, carefully. All reference to "we", "us", "our company" and similar terms refer to ChromaVision Medical Systems, Inc. and its subsidiaries unless the context indicates otherwise.

THE TRANSACTION

     On June 13, 2002 we announced the signing of a number of separate agreements pursuant to which Safeguard agreed to:

     - purchase an aggregate of 4,416,404 shares of our Common Stock for $7 million, or $1.585 per share;

     - acquire shares of Series D Preferred Stock in separate transactions with certain institutional investors; and

     - guarantee up to $3 million in additional debt financing for our company.

     We sometimes refer to the transactions contemplated by such agreements in this Proxy Statement as the "Transactions." The Transactions allow us to obtain critically needed capital necessary for us to continue to operate our business and also allow us to strengthen our capital structure. Safeguard has already purchased 4,053,641 shares of Common Stock as part of the Transactions for a total purchase price of $6,425,021, and has acquired 10,730 shares of Series D Preferred Stock, bringing its holdings to 11,230 shares. All of the shares of Series D Preferred Stock not owned by Safeguard have been converted into shares of Common Stock. See "Description of the Transactions."

     Safeguard is a wholly-owned subsidiary of Safeguard Scientifics, a Pennsylvania corporation whose shares are listed on the New York Stock Exchange.

     As a result of the Transactions (assuming that stockholder approval is obtained at the special meeting), the beneficial ownership of our Common Stock by Safeguard Scientifics will increase from approximately 32% of the outstanding shares prior to the Transactions to approximately 54.6% after the Transactions. See "Description of the Transactions -- Increase in Safeguard's Beneficial Ownership" and "Stock Ownership of Directors, Officers and Principal Stockholders." This will increase the extent of control Safeguard can exercise over our company and makes it possible for Safeguard to elect all of our directors. In addition, we have granted Safeguard significant contractual rights to control our business. See "Description of Transactions -- Our Additional Covenants." Although we have in the past treated Safeguard Scientifics as controlling our company for certain purposes under the Securities Act of 1933, its increased ownership position and contractual rights as a result of the Transactions may be characterized as change in control of our company. We have been advised by Safeguard that the source of funds used to acquire our Common Stock and the Series D Preferred Stock in the Transactions was working capital.

MATTERS FOR STOCKHOLDER APPROVAL

     Certain portions of the Transactions are being submitted for stockholder approval at the special meeting pursuant to the terms of an agreement relating to our Series D Preferred Stock and a rule of Nasdaq applicable to companies like ours whose securities are traded on the Nasdaq National Market. Compliance with such rules is required in order for our Common Stock to continue to be traded on the Nasdaq National Market. The matters to be submitted for a stockholder vote are:

     - the issuance to Safeguard of an additional 362,663 shares of our Common Stock for an aggregate purchase price of $574,821, or $1.585 per share;

     - the granting to Safeguard of a warrant to purchase 975,000 additional shares of our Common Stock;

     - the issuance of shares of Common Stock upon conversion of the outstanding shares of Series D Preferred Stock, as the payment of dividends thereon and upon exercise of related warrants, in excess of an aggregate limit on the number of shares which can be so issued without stockholder approval; and

     - a right of first refusal pursuant to which Safeguard would be able to acquire additional equity securities of our company, including stock purchase rights to protect Safeguard against dilution caused by the exercise of options, warrants and other Common Stock subscription or purchase rights outstanding on June 13, 2002 or granted after that date.

     The warrants issued to the original purchasers of the Series D Preferred Stock, which we refer to in this Proxy Statement as the "Series D Warrants," entitle the holders to purchase an aggregate of 546,615. Of that amount Series D Warrants to purchase an aggregate of 524,750 shares of Common Stock held by six of the original purchasers of the Series D Preferred Stock are exercisable at $2 per share and the remaining Series D Warrant, held by Safeguard and exercisable to purchase 21,865 shares, is exercisable at $4.0019 per share. The limit on the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, as the payment of dividends thereon and upon exercise of the Series D Warrants was imposed at the time those securities were issued pursuant to a rule of Nasdaq referred to above that requires stockholder approval of any transaction involving the issuance or potential issuance of shares constituting 20% or more of the number of shares then outstanding, or having more than 20% of the voting power of such shares, at a price below the greater of book value or market value. We refer to this limitation in this Proxy Statement as the "19.9% Series D Limitation." The number of shares which can presently be issued upon conversion of the Series D Preferred Stock, as dividends thereon and upon exercise of the Series D Warrants in compliance with the 19.9% Series D Limitation is 2,955,745 in the aggregate. If stockholder approval is obtained, the number of shares so issuable will be 7,631,789.

THE RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our Board of Directors appointed a Special Committee, consisting of directors who are not officers or employees of our company or Safeguard or any of Safeguard's affiliates, to evaluate and negotiate the Transactions and to make recommendations to the Board of Directors with respect to the approval of the Transactions. We refer to this committee in this Proxy Statement as the "Special Committee." The Special Committee has unanimously approved the Transactions and has recommended that the Board of Directors approve them as well. The Board of Directors has approved the Transactions and recommends that you vote FOR the matters to be voted upon at the special meeting. For additional information regarding the deliberations of the Special Committee and the Board of Directors, see "Special Factors -- Background -- The Special Committee."

FAIRNESS OPINION

     In connection with the Transactions, the Special Committee and the Board of Directors received an opinion from Houlihan Lokey Howard & Zukin, Inc., a nationally recognized financial consulting firm, that the consideration to be received by our company in connection with the Transactions is fair, from a financial point of view, to our company and our stockholders other than Safeguard and its affiliates. THE OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN, IS ADDRESSED TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE TRANSACTIONS.

EFFECTS OF THE TRANSACTIONS

     Our principal objectives in pursuing the Transactions were:

     - to obtain additional financing to permit us to continue to operate our business; and

     - to retire the Series D Preferred Stock.

     As a result of the Transactions, we have already received $6,425,021 in cash, and, if stockholder approval is obtained at the special meeting, we will have received the balance of the $7 million total investment from Safeguard. In addition, we expect to be able to borrow an additional $3 million with the guarantee or other credit enhancement to be provided by Safeguard. As to our second objective, to retire the Series D Preferred Stock, as a result of the Transactions, the 1,270 shares of Series D Preferred Stock not owned by Safeguard were converted separately by each of the holders thereof into Common Stock on June 13, 2002. Further, if our stockholders approve the issuance of shares of Common Stock in excess of the 19.9% Series D Limitation and certain other conditions are satisfied , Safeguard will be obligated to convert the remaining shares of Series D Preferred Stock into shares of Common Stock.

     The purchase of the Common Stock by Safeguard and the conversion in full of the Series D Preferred Stock, had they been completed on May 31, 2002, would have increased our net tangible assets by approximately $15,543,000 to $12,610,000. See "Pro Forma Financial Statements." This would have enabled us to satisfy the $4 million net tangible asset requirement of Nasdaq required in order for our Common Stock to continue to trade on the Nasdaq National Market. See "Special Factors -- Regulatory Matters."

     The Transactions also have the effect of diluting existing stockholders as a result of the issuance of 12,320,868 additional shares of Common Stock at an effective price of $1.585 per share, assuming the stockholders approve the matters to be considered at the special meeting. As part of the Transactions, we delivered separate amended Series D Warrants to the holders thereof, other than Safeguard, reducing the exercise price from $6.8604 to $2.00 per share. The $6.8604 exercise price would have been reduced to $4.0019 by the terms of the Series D Warrants on July 10, 2002 if we had done nothing. The number of shares subject to these warrants is 524,750, and the reduction in price increases the probability that the warrants will be exercised and reduces the proceeds that our company would receive upon exercise.

     In addition to increasing the extent of Safeguard's control of our company, as a result of the Transactions, Safeguard will also be able to protect itself against dilution of its majority ownership position as a result of:

     - our grant to Safeguard of a warrant to purchase up to 975,000 shares of Common Stock upon exercise of options or warrants to purchase shares of Common Stock outstanding in June 13, 2002 (see "Safeguard Warrant" below);

     - a right of first refusal we have granted with respect to the issuance of additional equity securities; and

     - certain comparable rights with respect to the granting of options, warrants and other stock subscription or purchase rights.

     The 975,000 share warrant, the right of first refusal and comparable rights will not be enforceable if they are not approved by our stockholders at the special meeting. See "Special Factors -- Effect of Transactions" and "Description of Transactions -- Safeguard Warrant" and "Safeguard Right of First Refusal."

WHAT HAPPENS IF STOCKHOLDERS DO NOT APPROVE MATTERS TO BE VOTED UPON

     If the stockholders do not approve the issuance of shares in excess of the 19.9% Series D Limitation, we will be obligated to buy back the shares of Series D Preferred Stock which cannot be converted and the Series D Warrants which cannot be exercised because of the 19.9% Series D Limitation. The amount payable for the shares of Series D Preferred Stock and Series D Warrants is determined pursuant to a complex formula which depends upon the future trading prices of our Common Stock, but if the obligation to buy back those securities arose on July 1, 2002 and were satisfied on July 1, 2002, the amount would have been approximately $8,871,000. We would not have the funds to purchase back the Series D Preferred stock and/or the Warrants. If any of the matters to be voted upon is not approved, we would also be obligated to pay Safeguard a $700,000 fee.

     Safeguard would not be able to enforce the obligation to buy back the Series D Preferred Stock in the same manner as it could enforce an obligation to pay indebtedness because under Delaware law there is a limitation on the power of a corporation to buy back stock that relates to the amount of the corporation's available capital and surplus. Notwithstanding this limitation in enforceability, the obligation to buy back the Series D Preferred Stock and Series D Warrants could deprive us of all of our working capital and force us to either find additional financing (which we believe would be difficult to obtain), cease business operations or commence bankruptcy proceedings to stay enforcement of the obligation to buy back the Series D Preferred Stock and Series D Warrants and/or facilitate the obtaining of financing.

RELATIONSHIP WITH SAFEGUARD

     Prior to the Transactions, Safeguard Scientifics beneficially owned approximately 32% of our Common Stock. Michael F. Cola, a member of our Board of Directors, is an executive officer of Safeguard Scientifics, holding the position of Managing Director, Corporate Operations. Charles A. Root, another of our directors, was Executive Vice President of Safeguard Scientifics from 1986 through 1998 when he retired. We became a public company in 1997 as a result of a rights offering made to the stockholders of Safeguard Scientifics followed by an underwritten public offering. From 1997 through early 2000, we maintained an agreement with Safeguard Scientifics pursuant to which it provided a variety of administrative services to us.

     In September 2000, Safeguard invested $5 million in a private placement of our Common Stock, and in July 2001, it invested $500,000 in the offering of the Series D Preferred Stock and Series D Warrants. See "Special
Factors -- Relationship with Safeguard."

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTIONS

     None of our directors or officers has an interest in the Transactions that is different from the interests of the stockholders generally, except for the present relationship of Mr. Cola and the past relationship of Mr. Root with Safeguard Scientifics, the fact that our officers are employees of our company and the fact that officers and directors hold options to purchase an aggregate of 2,304,831 shares of our Common Stock granted under our existing equity compensation plan.

REGULATORY MATTERS

     As indicated above, we do not presently meet the $4 million tangible net asset requirement for our Common Stock to continue to be traded on the Nasdaq National Market. We will satisfy that requirement, however, if all of the shares of Series D Preferred Stock are converted into shares of Common Stock after receiving stockholder approval at the special meeting.

     Nasdaq has adopted a change in its rules that will become effective in November 2002 under which a $10 million stockholders' equity requirement will be substituted for the $4 million net tangible asset test. Dependent upon the results of our operations through November, we may not meet the $10 million stockholders' equity requirement in November, and we expect our stockholders' equity to fall below that required level thereafter, even if stockholder approval is obtained, the Series D Preferred Stock is converted in full and Safeguard makes the balance of its $7 million investment in our company. We will evaluate alternatives concerning the satisfaction of the $10 million stockholders' equity requirement closer to the time it becomes effective in light of the circumstances then prevailing.

SAFEGUARD WARRANT

     The warrant to be issued to Safeguard upon which the stockholders will vote at the special meeting provides for the purchase of up to 975,000 shares of our Common Stock. We refer to this warrant in this Proxy Statement as the "Safeguard Warrant." The Safeguard Warrant will protect Safeguard against dilution from the exercise of certain outstanding options and warrants held by others as of June 13, 2002 that are exercisable to purchase additional shares of our Common Stock. Under the terms of the Safeguard Warrant, Safeguard is entitled to purchase one share of Common Stock for every share of

Common Stock as to which any such other option or warrant is exercised. The exercise price payable by Safeguard will be equal to the exercise price of any such other option or warrant.

TAG-ALONG RIGHTS

     Safeguard has agreed that neither it nor any of its affiliates will sell a number of shares of Common Stock that is greater than 30% of the number of shares of Common Stock then outstanding in any transaction or series of transactions unless the other stockholders are afforded the right to sell to the proposed purchaser, at the same price per share and on the same terms and conditions, the same proportion of their shares of Common Stock as the proposed sale represents with respect to the aggregate number of shares of Common Stock then owned by Safeguard and its affiliates. This covenant expires on June 13, 2005 and does not apply to a sale of Common Stock in a broadly disseminated public offering or a broker's transaction under Rule 144 of the Securities and Exchange Commission adopted under the Securities Act of 1933.

OUR ADDITIONAL COVENANTS

     We have entered into a number of covenants with Safeguard regarding the operation of our business that prevent us from engaging in a wide range of activities without the prior written consent of Safeguard. These covenants continue until June 30, 2004 or such earlier date that Safeguard and its affiliates no longer own 40% of the voting power of all outstanding securities of our company or the date Safeguard or any of its affiliates disposes of any of our equity securities (excluding a transfer to an affiliate).

     In addition, we have agreed to request that our Board of Directors appoint or nominate for election by the stockholders to the Board, nominees designated by Safeguard, provided that the number of nominees so designated, if appointed or elected, plus all other directors previously so designated and appointed or nominated or who are directors, officers or employees of Safeguard or any of its affiliates, will not be greater than the number of non-Safeguard directors plus one. We are not obligated to make any such request, however, to the extent that the action requested would be inconsistent with the fiduciary duties of our Board of Directors.

     We have also agreed to create a committee of our Board of Directors comprised of three directors satisfying the independence standards of the rules of Nasdaq, and this committee will be tasked with considering and, if appropriate, approving transactions between us and our officers, directors or holders of more than 5% of the outstanding shares of any class of our voting securities, which would include Safeguard and its affiliates. We have also agreed to afford Safeguard substantial access to our business records and properties and the right to attend and participate in meetings of our Board of Directors and committees thereof (without a right to vote in such capacity). See "Description of the Transactions -- Covenants of Our Company."

ADDITIONAL COVENANTS OF SAFEGUARD

     Safeguard has agreed with us that, subject to the exceptions set forth below, it will do each of the following:

     - cause all directors of our Company who are employees of Safeguard or any of its affiliates or who are appointed or nominated to our Board of Directors at the request of Safeguard to vote in favor of the election of three directors meeting the independence requirements of the rules of Nasdaq to our Audit Committee and to the committee of the Board of Directors referred to above in "Our Additional Covenants" tasked to consider and approve related party transactions;

     - refrain from taking any action to cause us to conduct our business in a manner other than in substantial accordance with our business plans until June 13, 2003; and

     - refrain from effecting certain transactions which have a reasonable likelihood of causing our shares of Common Stock to no longer be registered under the Securities Exchange Act of 1934 or to no longer be listed on a national securities exchange or quoted on any inter-dealer quotation system of a registered national securities association. See "Description of the Transactions -- Covenants of Safeguard."

Safeguard is not obligated with respect to the foregoing covenants if otherwise permitted by a majority of the independent directors referred to above in "Our Additional Covenants" or the affirmative vote of a majority of the outstanding securities entitled to vote generally in the election of directors (excluding shares owned by Safeguard or its affiliates).

PRICE OF COMMON STOCK

     Our Common Stock is designated for trading on the Nasdaq National Market under the symbol "CVSN". On June 12, 2001, the last trading day before the public announcement of the execution and delivery of the agreements relating to the Transactions, our Common Stock closed at $2.10 per share. For the week of June 3 to June 7, 2002, during which the Special Committee decided to recommend that the Board of Directors approve the Transactions, the average closing price was $1.77 per share. During the period from January 1, 2002 through June 12, 2002, the high and low sale prices of our Common Stock on the Nasdaq National Market were $5.50 and $1.17, respectively.

SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following Pro Forma Consolidated Balance Sheet Data gives effect to the Transactions as if they had been completed as of May 31, 2002, and the following Pro Forma Consolidated Statements of Operations Data give effect to the Transactions as if they had been completed as of the beginning of the respective periods presented. This information should be read in conjunction with the Pro Forma Consolidated Financial Statements and Notes thereto elsewhere in this Proxy Statement.

PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

                                                         5/31/2002     PRO-FORMA
                                                        HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                        -----------   ------------   ------------
Cash and cash equivalents.............................  $ 1,082,881   $  6,300,001    $7,382,882
Total assets..........................................    9,156,528      6,300,001    15,456,529
Total current liabilities.............................    2,480,867        (28,574)    2,452,293
Series D redeemable preferred stock...................   12,500,000    (12,500,000)            0
Series D-discount on redeemable preferred stock.......   (3,285,464)     3,285,464             0
Total stockholders' equity............................   (2,538,875)    15,543,111    13,004,236

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                       FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001
                                                      -----------------------------------------------
                                                                         PRO-FORMA
                                                        HISTORICAL      ADJUSTMENTS     AS ADJUSTED
                                                      --------------   -------------   --------------
Revenue.............................................   $  4,886,352                     $  4,886,352
Selling, general and administrative expenses........     10,951,564                       10,951,564
Research and development expenses...................      6,857,627                        6,857,627
Net loss............................................    (13,953,664)                     (13,953,664)
Accretion of and dividends on redeemable,
  convertible preferred stock.......................     (1,006,081)     (2,279,383)      (3,285,464)
Net loss attributable to common stock...............    (14,647,231)                     (16,926,614)
Basic and diluted net loss per common share.........   $      (0.73)                    $      (0.52)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                       FOR THE FIVE MONTHS ENDED MAY 31, 2002
                                                      -----------------------------------------
                                                                      PRO-FORMA
                                                       HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                      ------------   -----------   ------------
Revenue.............................................  $  3,274,540                 $  3,274,540
Selling, general and administrative expenses........     4,559,700                    4,559,700
Research and development expenses...................     2,588,862                    2,588,862
Net loss............................................    (4,524,240)                  (4,524,240)
Accretion of and dividends on redeemable,
  convertible preferred stock.......................      (877,580)   (2,407,884)    (3,285,464)
Net loss attributable to common stock...............    (5,372,516)                  (7,780,400)
Basic and diluted net loss per common share.........  $      (0.26)                $      (0.24)

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes forward-looking statements about our company that involve risks and uncertainty. When used in this Proxy Statement, the words "believes," "intends," "plans," "anticipates," "likely," "will," and similar words and expressions identify the forward-looking statements. In addition, much of the information in "Special Factors -- Fairness Opinion" involves forward-looking statements.

     Future events and our actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of our system in the market place, our ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using our system, our ability to obtain any additional required financing, our Common Stock continuing to qualify for trading on the Nasdaq National Market, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain clearance or approval for particular applications from the U.S. Food and Drug Administration, dependence on third parties for collaboration in developing new tests and in distributing our system and tests performed on the system and other factors contained in our periodic reports and other filings made with the Securities and Exchange Commission. Recent experience with respect to placements of our system, revenues and results of operations may not be indicative of future results for the reasons set forth above.

     You should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this Proxy Statement. All forward-looking statements included in this Proxy Statement and all subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly release the result of any revisions to any forward-looking statements that may be made, among other reasons, to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

                                SPECIAL FACTORS

BACKGROUND

     THE NEED FOR ADDITIONAL FINANCING. From the time our business began in 1993 until the fourth quarter of 1999, we were a development stage enterprise engaged in the development of our ACIS(TM) automated cellular imaging system. In July 1999 the U.S. Food and Drug Administration granted clearance for the use of the ACIS(R) system to assist pathologists to detect, count and classify cells of clinical interest based on recognition of cellular objects of particular color, size and shape. Commencing in late 1999 we began marketing the ACIS system to hospitals, pathology groups, reference laboratories, research centers and others. Throughout our existence our business plans and our disclosures to the investing public recognized the need for continued infusion of financing because we recognized that break-even cash flow could only be achieved, if at all, after a sustained period of commercializing the ACIS system.

     Our business began as a division of XL Vision, Inc. In 1996 we were separately incorporated, and in 1997 we became a public company as a result of an offering of rights to purchase our Common Stock made to shareholders of Safeguard Scientifics followed by an underwritten public offering. The net proceeds of those offerings were approximately $28.4 million. In 1999, 2000 and 2001 we completed private placements of securities from which the net proceeds were approximately $18.6 million, $7.1 million (including approximately 391,000 received in 2001), and $11.2 million, respectively.

     The amount of our cash and cash equivalents at December 31, 2002, March 30, 2002 and at May 31, 2002 were approximately $7,401,000, $2,897,000 and
$1,083,000, respectively. Because of our declining cash position, we were anticipating having to cease operations late in June 2002 unless we were able to raise capital through equity issuances or debt financings.

     SERIES D PREFERRED STOCK. The securities issued in the private placement in July 2001 had two characteristics that significantly affected the Transactions. The private placement involved the sale of 12,500 shares of Series D Preferred Stock accompanied by the Series D Warrants to purchase an aggregate of 546,615 additional shares of Common Stock. The Series D Preferred Stock was initially convertible into an aggregate of 1,901,256 shares at a conversion price of $6.5746. The Series D Warrants were exercisable at an initial exercise price of $6.8604.

     The first characteristic of the Series D Preferred Stock that significantly affected the Transactions was a provision obligating the company to redeem the Series D Preferred Stock on July 10, 2004 for $12.5 million plus the amount of accrued and unpaid dividends and any liquidated damages which could become payable under the terms of the Series D Preferred Stock. The second characteristic that affected the Transactions was a provision of the Series D Preferred Stock stating that the conversion price would be adjusted in the event we issued shares of Common Stock at a price below the then effective conversion price or the then market price (as defined) of our Common Stock. The adjustment would be to the lower price of the newly issued shares, no matter how many new shares were issued. The same provision also applied to our issuance of securities convertible into or exercisable or exchangeable for shares of our Common Stock at an effective price less than the then effective conversion price of the Series D Preferred Stock or the then market price of our Common Stock. The Series D Preferred Stock also has a 5% annual dividend, which then amounted to $625,000 per year payable in stock or cash, which would no longer accrue if the Series D Preferred Stock were converted in full into Common Stock.

     Our management and the Special Committee believed that the combination of the redemption provisions and the conversion price adjustment adversely affected the trading prices of our Common Stock as investors and potential investors anticipated our need to raise additional equity capital in the first half of 2002 and that these provisions, particularly the redemption provision, made it difficult, if not impossible, to obtain any significant amount of debt financing.

     RECENT EFFORTS TO OBTAIN ADDITIONAL FINANCING. During the fourth quarter of 2001 and the first two quarters of 2002 we sought the additional financing that would be necessary to fund our negative cash flow. During that time we engaged UBS Warburg LLC as a financial consultant to obtain financing and also made efforts on our own. The UBS Warburg engagement letter expired in accordance with its terms on April 26, 2002 and was not renewed.

     Also during that time period we were achieving favorable results in commercializing the ACIS system. Revenues from the performance of tests using our system increased each quarter during the period from July 1, 2001 through March 31, 2002 at a 33% compound quarterly growth rate, the average number of systems placed during each of those quarters was 274% higher than the comparable quarter of the prior year and the average revenues per system placed for those quarters increased by 19% over the comparable period of the prior year. Our business plan projected that we would achieve breakeven cash flow during the second half of 2002, although in April 2002 we revised the business plan to indicate breakeven cash flow in the third quarter of 2003. Projecting cash flow is inherently uncertain, and no one reading this Proxy Statement should rely on those projections. See "Cautionary Statement Regard Forward Looking Statements."

     Because the prices at which our Common Stock was trading throughout the period after July 9, 2001 had fallen well below the $6.5746 conversion price of the Series D Preferred Stock, our management and Board of Directors believed that debt financing would be in the best interest of our stockholders because it would avoid the significant dilution that would result from issuing equity under the conversion price adjustment provision of the Series D Preferred Stock. During the fourth quarter of 2001 and the first two quarters of 2002, we had discussions with several lending institutions, three of whom made specific financing proposals to us involving loan arrangements of up to maximums ranging from $2.5 million to $5 million. Each of these lenders would have required that we also issue to them warrants to purchase Common Stock as part of the financing transaction, which would have triggered the adjustment in the conversion price in the Series D Preferred Stock. One of the lenders would have been willing to loan up to

80% of our accounts receivable which, based upon the amount of our accounts receivable at March 31, 2002, would have been a loan of less than $1.5 million. This lender ultimately withdrew its proposal.

     Two of the lenders who submitted proposals would have required that any such loan arrangement be supported by a letter of credit or guarantee from Safeguard Scientifics. After considering the matter, Safeguard Scientifics advised the company it was not willing to provide any such letter of credit or guarantee but that it would provide equity capital to us if it could increase its percentage ownership to more than fifty percent (50%) of the outstanding shares of Common Stock through a combination of purchasing additional shares from us and from acquiring the outstanding shares of Series D Preferred Stock. That proposal was initially disclosed to us informally on May 5, 2002 as something Safeguard was considering.

     As a result of the experience with potential debt financing investors, members of the Special Committee reached the conclusion that equity financing would be required, recognizing that such a transaction would trigger the dilution caused by the conversion price adjustment provision of the Series D Preferred Stock.

     Negotiations proceeded between Safeguard and our company from the date of their May 5, 2002 proposal through June 12, 2002. During much of the same time Safeguard was negotiating separately with each of the holders of the Series D Preferred Stock to acquire their shares, and those negotiations continued until the early morning of June 13, 2002, when separate definitive agreements were entered into. The Transactions were publicly announced on the morning of June 13, 2002 before the U.S. securities markets opened.

     In late May 2002 we were contacted by a large public company with operations in the health care field that made a proposal to acquire our business for cash or stock at a price of $35 million (or less than $1 per share after the outstanding Series D Preferred Stock was retired at a premium redemption price in accordance with its terms and before any expenses of the transaction). The proposal was coupled with short term financing to allow us to continue to operate while the transaction was being completed. From time to time during the first two quarters of 2002, our management and Board of Directors considered the possibility of selling our business. However, the consensus was that, given the success that we were experiencing in commercializing our ACIS system and the prospect of achieving a breakeven cash flow in the near term, this was not a good time to be selling our business. The Special Committee believed this was particularly true in light of the trading prices of our Common Stock, which the Special Committee believed was under pressure because of our declining cash position, anticipation of significant dilution as a result of any new financing and the actual or potential sale of a large number of our shares by certain stockholders to address their own liquidity problems. In addition, a sale of the business would have triggered premium redemption rights for the holders of the Series D Preferred Stock which would have resulted in at least $15 million of the purchase price being used to satisfy these redemption rights. Our management and Board of Directors believed that, if we had continued success in commercializing the ACIS and the prospect of achieving breakeven cash flow drew closer, the value of the business would increase and the stockholders of the company would be better served by not seeking buyers for the business at that time.

     Also late in May 2002 an institutional investor who had already owned shares of our Common Stock approached us about providing approximately $6 million of additional financing, either in the form of secured convertible debt or preferred stock. The conversion price would have been the average of the closing prices of the Common Stock on the Nasdaq National Market for the 20 days prior to the closing, but in no event less than $1.70. As discussions ensued, the institutional investor indicated a willingness to consider ways of increasing the amount of the financing. Ultimately, however, the institutional investor concluded that any such transaction would require that the holders of the Series D Preferred Stock give up the term of the Series D Preferred Stock providing for redemption of shares in July 2004. The reason the institutional investor gave for imposing such a requirement was that the institutional investor did not want to be making an investment in our company without a viable plan for dealing with the redemption obligation. In addition to concern about paying the redemption obligation, the existence of the obligation caused the Series D Preferred Stock to be accounted for in the same manner as a liability, which resulted in our not satisfying the requirements as to minimum net tangible assets for continued trading on the Nasdaq National Market. See "Regulatory Matters." Since the principal motivating factor for this institutional investor was ultimately to obtain shares of our Common Stock at a favorable price, the prospect of our Common Stock no longer trading on the Nasdaq National Market was an important consideration.

     At the time these proposals were made by the institutional investor, we were negotiating with Safeguard regarding its proposals to purchase shares of our Common Stock and to purchase and convert outstanding shares of Series D Preferred Stock. Safeguard was also in separate negotiations with each of the holders of the Series D Preferred Stock. The Special Committee, in considering the proposal from the institutional investor, believed that the transactions being offered to each of the holders of the Series D Preferred Stock by Safeguard was more favorable to them than the transactions that would be offered by the institutional investor. The Safeguard transactions would result in the holders of the Series D Preferred Stock receiving cash for their shares of Series D Preferred Stock, although at a discount, and receiving a reduction in the exercise price of their Series D Warrants. The proposal by the institutional investor would have involved the holders of the Series D Preferred Stock continuing to own their shares of Series D Preferred Stock, but only after giving up the redemption provision. Also, the adjustment in the conversion price of the Series D Preferred Stock would have been to an amount no lower than $1.70 per share, whereas the Safeguard proposal resulted in an adjustment to $1.585. The reduction in the exercise price of the Series D Warrants could also have been offered as part of the transaction proposed by the institutional investor. The principal benefit of the proposal by the institutional investor to the holders to the Series D Preferred Stock was that the company would have additional operating capital and would be able to continue operating. Of course, that benefit was also provided by the Safeguard proposal.

     Ultimately the Special Committee concluded that the holders of the Series D Preferred Stock were unlikely to accept the proposal from the institutional investor because, from the point of view of the Series D holders, the Special Committee believed that the proposal was less favorable than the Safeguard proposal. The Special Committee was concerned about the prospect of disrupting, delaying and ultimately losing the transaction being proposed by Safeguard by approaching the holders of the Series D Preferred Stock with another potential transaction. As a result, the Special Committee decided not to pursue the transaction being proposed by the institutional investor unless it became apparent that the Safeguard transaction could not be consummated.

     THE SPECIAL COMMITTEE. By April 2002 the management time required by our efforts to obtain additional financing had increased significantly. Because of this increase, on April 17, 2002 the Board of Directors designated a Special Committee and delegated to it the power to evaluate financing transactions and make recommendations to the full Board of Directors. That Special Committee consisted of Eric Kentor, Tom Testman and John Wampler, none of whom were officers or employees of our company, and Douglas S. Harrington, M.D., Chairman of the Board of Directors of our company and Michael F. Cola, Managing Director, Corporate Operations of Safeguard Scientifics.

     That Special Committee served from its appointment on April 17, 2002 through May 22, 2002. By May 22, 2002 it had become apparent that Safeguard was likely to play an essential role in any financing transaction, and the Board of Directors decided that it would be preferable to have a committee consisting solely of non-employee directors serving on the Special Committee and that Mr. Cola should not serve on the Committee because of his relationship with Safeguard. In fact Mr. Cola had not participated in any discussions of the Committee involving Safeguard, any possible transaction with Safeguard or any strategy that would be inconsistent with the interests of Safeguard. At a meeting of our Board of Directors on May 22, 2002, a new Special Committee was designated consisting of Messrs. Kentor (Chairman), Testman and Wampler. The Board of Directors delegated to the Special Committee the power to evaluate, negotiate and make recommendations to the full Board of Directors with respect to proposals for additional financing and also with respect to a sale of our business.

     During the period from May 22, 2002 through June 13, 2002, the date on which the agreements for the Transactions were executed and delivered, the Special Committee met nine times and the Board of Directors met six times. The Special Committee approved the Transactions and recommended approval to the full Board of Directors on June 9, 2002, and the Board of Directors approved the Transactions on June 10, 2002. Mr. Cola did not participate in any of the deliberations of the Board of Directors or the Special Committee, nor did Charles A. Root, a director of our company who served as Executive Vice President of Safeguard Scientifics from 1986 until 1998 when he retired.

FAIRNESS OPINION

     The Special Committee retained Houlihan Lokey as financial advisor in connection with the Transactions to render an opinion as to whether the consideration to be received by us in connection with the Transactions was fair, from a financial point of view, to us and our stockholders other than Safeguard and its affiliates. The opinion, which we refer to in this Proxy Statement as the "Fairness Opinion," was prepared to assist the Special Committee in evaluating the terms of the Transactions. The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

     At the June 4, 2002 meeting of the Special Committee, Houlihan Lokey presented its analysis (as described below) and on June 10, 2002 rendered to the Special Committee its oral opinion (subsequently confirmed in writing on June 13, 2002) that, based on and subject to the matters described in the Fairness Opinion, the consideration to be received by us in connection with the Transactions was fair, from a financial point of view, to us and our stockholders other than Safeguard and its affiliates. The summary of the Fairness Opinion set forth below is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex A to this Proxy Statement. You are urged to read the Fairness Opinion in its entirety.

     We have agreed to pay Houlihan Lokey a fee of $240,000 for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached in the Fairness Opinion. We have also agreed to indemnify and hold harmless Houlihan Lokey and any employee, agent, officer, director, attorney, stockholder and any person who controls Houlihan Lokey, from and against all losses arising out of or in connection with its engagement by the Special Committee.

     No material relationship existed between Houlihan Lokey and our company, including our affiliates, none has since developed and none is mutually understood to be contemplated other than the engagement letter we entered into with Houlihan Lokey with respect to the Fairness Opinion. In addition, we were advised by Houlihan Lokey and Safeguard that no such relationship existed between Houlihan Lokey and Safeguard, including Safeguard's affiliates, none has since developed and currently none is mutually understood to be contemplated. The consideration to be received by ChromaVision in the Transactions was determined by Safeguard and ChromaVision, and thereafter Houlihan Lokey, based upon Houlihan Lokey's review of the Transactions and the Transaction Documents (as defined below), rendered the Fairness Opinion.

     In arriving at its Fairness Opinion, among other things, Houlihan Lokey did the following:

     - met with certain members of our senior management to discuss the operations, financial condition, future prospects and projected operations and performance of our company;

     - visited certain of our facilities and business offices;

     - reviewed our Form 10-K for the current year ended December 31, 2001, and the Form 10-Q for the quarter ended March 31, 2002;

     - reviewed our current business plan dated as of December 31, 2002;

     - reviewed forecasts prepared and furnished by our management with respect to our company for the years ended December 31, 2002 through December 31, 2004;

     - reviewed the historical market prices and trading volume for our publicly traded securities and reviewed publicly-available analyst reports, news articles and press releases relating to our company;

     - reviewed the latest drafts available at June 4, 2002 of the following agreements prepared in connection with the Transactions and monitored changes in the drafts sent to Houlihan Lokey through June 12, 2002: the Securities Purchase Agreement; the six separate Stock Purchase Agreements, the Safeguard Warrant to be issued by us to Safeguard upon stockholder approval; and the six separate amended Series D Warrants issued by us to the existing holders of the Series D Preferred Stock pursuant to the separate Stock Purchase Agreements; and a Registration Rights Agreement relating to registration of our Common Stock under the Securities Act of 1933;

     - reviewed certain other publicly-available financial data for certain companies that Houlihan Lokey deemed comparable to our company and publicly-available prices and premiums paid in other transactions that Houlihan Lokey considered comparable to the Transactions; and

     - conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

We refer in this Proxy Statement to the documents identified in the seventh bullet point above as the "Transaction Documents."

     Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by us in connection with the Transactions. The following is a summary of the material financial analyses undertaken by Houlihan Lokey in connection with providing its Fairness Opinion. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion.

     Houlihan Lokey's analyses of our company were performed on a pre-Transactions and post-Transactions basis. The pre-Transactions analysis included calculations of the enterprise value of our company (generally calculated as equity value plus debt and convertible securities) and resulting per share equity value based upon both an examination of our enterprise value based upon the prices at which our Common Stock was trading on the Nasdaq National Market and, in light of our liquidity position, a liquidation approach that considered the estimated realizable value of our assets and liabilities if disposed of in an orderly liquidation. The pre-Transactions analysis also considered our management's representation as to a verbal proposal that had been received by us from a third party potential buyer prior to the date of the Fairness Opinion. The pre-Transactions analysis also gave consideration to our cash balance as of March 31, 2002 (and was re-evaluated in light of our cash balances as of more recent dates prior to the date of the Fairness Opinion) and the $12.5 million redemption value of the Series D Preferred Stock. The post-Transactions analysis included calculations of the enterprise value (and the resulting per share equity value) of our company using the following going concern valuation approaches: (i) market multiple; (ii) comparable transactions; and (iii) discounted cash flow. The post-Transactions analysis gave consideration to the matters contemplated by the Transaction Documents, including the contemplated immediate infusion of $6.4 million of additional capital from the Transactions, the contemplated $575,842 of additional capital to be provided, the contemplated conversion of the Series D Preferred Stock to Common Stock, the contemplated credit enhancement of an additional $3 million in debt financing and the contemplated dilutive impact of certain warrants to be issued in connection with the Transactions.

     PRE-TRANSACTIONS ANALYSIS OF OUR COMPANY.

     Public Market Price. Houlihan Lokey reviewed the historical market prices and trading volume for our publicly held Common Stock and reviewed certain publicly-available analyst reports, news articles and press releases relating to our company. Houlihan Lokey analyzed the closing price of our Common Stock as of May 31, 2002. In addition, Houlihan Lokey reviewed the closing price of our Common Stock on a 5-day and 30-day average basis as of May 31, 2002, and it also monitored changes in prices during the period from May 31 to June 12, 2002. Although considered, no premium for control was applied in this approach due to our distressed financial condition. The resulting value indications for the common stockholders' equity, as reviewed by Houlihan Lokey, ranged from an aggregate of $35.7 million to $38.5 million. Adjusting the aggregate value of our outstanding shares of Common Stock upward by the $12.5 million liquidation value of our Series D Preferred Stock and reducing that result by our $3.0 million cash balance at March 31, 2001 resulted in range of $45.3 million to $48.1 million for the enterprise value of our company. Since we had no debt (based on the March 31, 2002 balance sheet data made available by us to Houlihan Lokey), no adjustment was made for debt in calculating our enterprise value.

     Liquidation Approach. The liquidation approach determined the enterprise value of our company by assessing the value of our assets that may be realized in the event of a liquidation, and then subtracting the value of our liabilities from such asset value. We have both tangible and intangible assets, and each was considered in the liquidation valuation as follows:

     - The market value of our current assets (primarily cash and accounts receivable) and other tangible assets (property, plant and equipment) reflected on our March 31, 2002 balance sheet was based upon discounts to reflect the time and costs associated with an orderly disposition of such assets. These discounts were estimated based on a percentage of book value, and generally ranged from 0 percent to 50 percent.

     - The market value of our intangible assets (primarily software and related technology applications) was based upon an income-based approach to estimate the value that may be realized in the sale of our intangible assets. The income approach involved consideration of the potential royalty income to be received by us under a licensing business model. Appropriate royalty rates were determined based on a review of royalty rates observed for reasonably similar technology licensing agreements by companies that had perfected all patent rights and owned those rights on an exclusive basis. Analyses were conducted under a ten-year and perpetual licensing term.

     No adjustments were made to our liabilities, including, without limitation, reserves for litigation and contingent claims. Subtracting the non-interest bearing liabilities from the estimated liquidation value of our assets resulted in a range of $25.2 million to $34.1 million for the enterprise value of our company.

     Verbal Proposal Received By Our Company. We were involved in several discussions with alternative providers of capital in the months preceding the Transactions. Based on discussions with our management, Houlihan Lokey understood that we had received a bona fide verbal proposal from a third party to purchase 100 percent of the total stockholders' interest in our company for approximately $35 million. Since we had no debt as of the date of Houlihan Lokey's analysis, Houlihan Lokey determined that the $35 million equity value was equivalent to the enterprise value of our company, recognizing that in the event of a "change of control" within the meaning of the terms of the Series D Preferred Stock at least $15 million of the amount would have to be used to redeem the Series D Preferred Stock, leaving less than $1 per share for the holders of the Common Stock.

     Summary of Pre-Transactions Analyses. Based on Houlihan Lokey's consideration of the assumptions and analyses mentioned above, the applicable range of enterprise value for our company prior to the Transactions was estimated by Houlihan Lokey to be from $35.2 million to $39.1 million. After determining the enterprise value of our company, Houlihan Lokey made certain adjustments thereto to determine equity value. These adjustments included (i) adding our existing cash balance of approximately $3 million at March 31, 2002, and (ii) deducting the liquidation value of the Series D Preferred Stock of $12.5 million. After consideration of these adjustments, the range of value for the common stockholders' equity of our company was estimated by Houlihan Lokey to be from $25.6 million to $29.5 million, or $1.26 to $1.45 per share based on approximately 20.3 million outstanding shares of Common Stock.

     POST-TRANSACTIONS ANALYSIS OF OUR COMPANY.

     Market Multiple Approach. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies selected by Houlihan Lokey. The comparable companies included:

     - Applied Imaging Corp;

     - International Remote Imaging Systems, Inc.;

     - Ivax Diagnostics, Inc.;

     - TriPath Imaging, Inc.;

     - Ventana Medical Systems, Inc.; and

     - Molecular Diagnostics, Inc.

     Houlihan Lokey utilized the most recent publicly-available information for the comparable companies to calculate certain comparative financial ratios, including multiples of enterprise value ("EV") to the last twelve months ("LTM"), 2002 ("next fiscal year" or "NFY") and 2003 ("next fiscal year +1" or "NFY +1") projected levels of revenue. In this Proxy Statement references to "NMF" mean that the data is not meaningful.

     The analysis showed that the multiples exhibited by the comparable companies were as follows:

                                                         EV/Revenue Multiple        EV/EBITDA Multiple
                                                        ----------------------   ------------------------
                                                         LTM    NFY    NFY + 1    LTM      NFY
Comparable Companies                                                                              NFY + 1
--------------------                                    ----------------------   ------------------------
Applied Imaging                                         2.1x     NA       NA        NMF      NA       NA
Intl Remote Imaging Sys.                                1.5x     NA       NA       9.3x      NA       NA
Ivax Diagnostics                                        5.5x     NA       NA        NMF      NA       NA
Tripath Imaging                                         3.8x    2.4x      NA        NMF      NA       NA
Ventana Medical System                                  4.0x    3.4x    2.8x      30.7x   58.6x    23.3x
Molecular Diagnostics                                   42.6x    NA       NA        NMF      NA       NA
Mean                                                    9.9x    2.9x    2.8x      20.0x   58.6x    23.3x
Median                                                  3.9x    2.9x    2.8x      20.0x   58.6x    23.3x

     Houlihan Lokey derived indications of the enterprise value of our company by applying selected revenue multiples to our projected revenues. The selected multiples were primarily based upon the range, mean and median multiples observed for comparable companies, as well as a comparative assessment based on several qualitative factors. The resulting indications of the enterprise value of our company, on a minority interest basis, ranged from approximately $40.1 million to $54.8 million. After determining the enterprise value of our company on a minority interest basis, Houlihan Lokey applied a 25 percent control premium to the common stockholders' equity value, which resulted in a range of enterprise value from $47.0 million to $65.4 million on a controlling interest basis.

     Comparable Transactions Approach. Houlihan Lokey reviewed the multiples exhibited in certain change of control acquisitions of selected companies that Houlihan Lokey deemed relevant. Similar to the market multiple approach, multiples of EV to revenue were given primary consideration. The comparable transaction analysis showed that the multiples of EV to LTM revenue exhibited in the change of control transactions ranged from 0.59x to 18.96x. The mean and median EV to LTM revenue multiples were 5.37x and 2.11x, respectively.

     In performing its analysis, Houlihan Lokey considered the acquisitions of Vysis, Inc. and AccuMed International, Inc. to be the most relevant transactions within its sample. The analysis showed that the multiples exhibited by these comparable companies were as follows:

$ in millions
Announced                                                                                                       Target      EV/
Date                      Target                   Buyer         Target Business Description             EV     Revenue   Revenue
---------------------------------------------------------------------------------------------------------------------------------
Oct. 20, 2001  Vysis Inc                     Abbott              Develops and commercializes           $305.0     $29.3     10.4x
                                             Laboratories        laboratory products for the
                                                                 prevention of cancer
Feb. 7, 2001   AccuMed International Inc     Ampersand Medical   Develops, makes, and sells               6.0       0.5     12.0x
                                             Corp                health care diagnostic and
                                                                 screening products
                                                                                                Mean   $155.5     $14.9     11.2x

     Houlihan Lokey derived indications of the enterprise value of our company by applying selected revenue multiples to our company's LTM revenues. The selected multiples gave primary consideration to the mean multiple observed for the aforesaid acquisitions of Vysis, Inc. and AccuMed International, Inc. The resulting indications of the enterprise value of our company ranged from approximately $57.3 million to $68.7 million on a controlling interest basis.

     Discounted Cash Flow Approach. Houlihan Lokey utilized certain financial projections prepared by our management with respect to the years 2002 through 2004. We presented two forecasts for consideration: a base case, and lower scenario, that reflected more time for us to realize certain sales levels. Using both forecasts, Houlihan Lokey determined the enterprise value of our company by first deriving free cash flow for our company during the projection period. Our free cash flow was segmented between free cash flow generated from our business operations (i.e., product sales, less direct operating costs and expenses) and the free cash flow expenses needed to support our business operations (the planned investment in fixed assets and working capital to support the requisite sales force). Each series of future net cash flow was discounted to the present using discount rates that gave consideration to the inherent riskiness of the net cash flows. Houlihan Lokey applied risk-adjusted discount rates ranging from 23 percent to 27 percent to the projected free cash flow associated with the business operations under the base case, and 18 percent to 22 percent under the lower scenario. However, a discount rate of 6 percent was applied to the projected free cash flow needed to support our business operations, which was held constant for both scenarios. The lower discount rate applied to the latter series of free cash flows reflects the low risk (and high probability) of our making such expenditures in order to support our business model.

     To determine the value of our company at the end of the projection period, Houlihan Lokey considered the projected EBITDA in the last year of the forecast period and applied multiples in the range of 14.75x to 15.25x to arrive at an enterprise, or terminal, value at the end of the projection period. This terminal value was then discounted to the present at the same discount rate range of 23 percent to 27 percent for the base case, and 18 percent to 22 percent for the lower scenario. Based on the financial projections and this analysis, Houlihan Lokey determined the resulting indications of the enterprise value of our company to range from approximately $54.2 million to $66.4 million on a controlling interest basis.

     Summary of Post-Transactions Analyses. Based on consideration of the analyses mentioned above, the post-Transactions range of enterprise value for our company was estimated to be from $52.8 million to $66.8 million. After determining the enterprise value, Houlihan Lokey made certain adjustments to determine equity value as follows:

     - added our existing cash balance of approximately $3 million at March 31, 2002;

     - added the expected cash infusion contemplated by the Transaction Documents of approximately $6.4 million;

     - deducted the liquidation value of the Series D Preferred Stock of $12.5 million; and

     - deducted the expected dilution from the issuance of additional warrants to Safeguard of approximately $0.2 million to $1.0 million (as derived through the application of a Black-Scholes option pricing model).

     After consideration of these adjustments, the range of value for the common stockholders' equity in our company was estimated to be from $61.1 million to $75.9 million, or $1.90 to $2.36 per share on a controlling interest basis based on approximately 32,219,000 outstanding shares of Common Stock.

     DETERMINATION OF FAIRNESS.

     After performing the analyses described above, Houlihan Lokey compared the value of the common stockholders' equity of our company, as implied by the Transactions, to the respective value as determined by Houlihan Lokey under the pre- and post-Transactions analyses. Consideration was also given to the results of a study conducted by Houlihan Lokey with respect to private investments into public equity ("PIPE") transactions.

     Implied Value of Our Company. The value of the common stockholders' equity of our company, as implied by the Transactions, was determined as of June 4, 2002 by observing the total investment contemplated to be made by Safeguard in connection with the then current terms of the Transactions relative to the percentage of our stock to be acquired by Safeguard. The total investment by Safeguard consisted of Safeguard's contemplated purchase of the Series D Preferred Stock (expected to be $8.0 million at the time the analysis was done) and its contemplated purchase of our Common Stock ($6.4 million of net proceeds). In order to calculate the net investment in our company by Safeguard, a deduction was made for the value of the additional warrants issued to Safeguard in connection with the Transactions, which was estimated to range from approximately $0.2 million to $1.0 million. Based on consideration of each of these factors, the total of these investments by Safeguard in connection with the Transactions was estimated to range from approximately $13.4 million to $14.2 million. As Safeguard was to acquire an additional 20 percent interest in our company for these investments, the implied value of the common stockholders' equity of our company was estimated to range from approximately $67.1 million to $72.0 million, or $2.08 to $2.23 per share based on approximately 32.2 million outstanding shares of Common Stock. Since Safeguard will hold a majority interest in our company immediately upon and as a result of the Transactions, the value of our company implied by the Transactions was considered to represent the value of the company on a controlling interest basis.

     As discussed above, and as illustrated below, the market value of the common stockholders' equity of our company as determined by Houlihan Lokey on a controlling interest basis was estimated to range from $25.6 million to $29.5 million, or $1.26 to $1.45 per share on a pre-Transactions basis (based on approximately 20.3 million outstanding shares of Common Stock), and $61.1 million to $75.9 million, or

$1.90 to $2.36 per share on a post-Transactions basis (based on approximately
32.2 million outstanding shares of Common Stock).

                                              Public Market    HLHZ Value       Implied Trans.       HLHZ Value
                                              Indication(1)   Indication(2)   Value Indication(3)   Indication(4)
               $ in millions                  -------------   -------------   -------------------   -------------
Value of CVSN Common Equity                      $36.934         $27.500            $70.010            $68.500
Diluted Price Per Share of Common Stock          $  1.82         $  1.36            $  2.17            $  2.13
Value of Non-SFE Common Stockholders'
  Interest                                       $25.835         $19.236            $34.935            $34.182
Percent Premium/(Discount) to Public Diluted
  Price Per Share of Common Stock                                  (25.5)%             35.2%              32.3%
Common Stock Share Price Per Transaction         $ 1.585
Premium/(Discount) to:
Pre-Transaction Public Market Indication           (13.0)%
Pre-Transaction HLHZ Value Indication               16.9%

---------------

Notes:

(1) Represents a minority-level valuation of our Common Stock based on the average of current (May 31, 2002), 5-day and 30-day pricing.

(2) Represents the midpoint of Houlihan Lokey's concluded value under the pre-Transactions analysis.

(3) Represents the implied value of our company based on the Transactions.

(4) Represents the midpoint of Houlihan Lokey's concluded value under the post-Transactions analysis.

     The table above illustrates that on a pre-Transactions basis, Houlihan Lokey's estimate of the value of the common stockholders' equity is approximately (i) 25 percent below our market capitalization as of May 31, 2002, and (ii) 60 percent below the value implied by the Transactions (as calculated by comparing $27.5 million relative to $70.0 million). On a post-Transactions basis, Houlihan Lokey's estimate of the value of the common stockholders' equity is approximately 2 percent below the value implied by the Transactions.

     Although certain changes were made in the terms of the Transactions since the date of these analyses, Houlihan Lokey monitored the changes and concluded that none of them would result in any change in its conclusion in the Fairness Opinion.

     PIPE Study. Separate and apart from our company and the Transactions, Houlihan Lokey analyzed 174 recent PIPE transactions involving the sale of common stock. Of these transactions:

     - 107 involved companies with market capitalizations of more than $200 million;

     - 63 had gross proceeds greater than $30 million and less than $100 million; and

     - 24 included the sale of warrants.

     Houlihan Lokey sorted and analyzed the PIPE transactions based on several tiers, including:

     - transactions involving companies with market capitalizations less than $100 million;

     - transactions involving companies that recorded greater than 30 percent dilution; and

     - transactions involving companies that operate in the bio-medical industry.

     Empirical data observed in the aforesaid analysis of PIPE transactions conducted by Houlihan Lokey indicate that in the majority of transactions analyzed new capital infusions were placed at prices ranging from a 20% discount to the pre-transaction share price to a 10% premium. The $1.585 per share price in the Transactions represents an approximately 13% discount to the average closing price of our Company's Common Stock for the month of May 2002 and a 16.5 percent premium to Houlihan Lokey's opinion of the value of the common stockholders' equity on a pre-Transactions basis.

     Conclusion. Based on the analyses described above, Houlihan Lokey determined that the consideration to be received by our stockholders in connection with the Transactions was fair, from a financial point of view, to our company and our stockholders other than Safeguard and its affiliates.

     As a matter of course, we do not publicly disclose projections of the operating results of our business. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by our management, and reflect predictions of future events for which Houlihan Lokey takes no responsibility and makes no predictions. Actual results may vary materially from these projections. See "Cautionary Statement Regarding Forward-Looking Statements." Our company's financial projections took into account market conditions as they existed at the time of the most recent updating of the projections, which was as of June 4, 2002, and we do not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the Transactions. Our company's financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of our company, including those referred to in "Cautionary Statement Regarding Forward-Looking Statements," may cause the financial projections or the underlying assumptions to be inaccurate, potentially in material, adverse ways and the actual results to differ materially from those projected.

     In arriving at its Fairness Opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of June 4, 2002 and on our company's financial projections of our company provided to Houlihan Lokey as of June 4, 2002. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to Houlihan Lokey by the management of our company was accurate and complete, that our company's financial projections, were reasonably prepared and reflected the best then currently available estimates of the financial results and condition of our company; that no material changes (individually or in the aggregate) had occurred in the information reviewed between the date the information was provided to Houlihan Lokey and the date of the Fairness Opinion, including without limitation, the Transaction Documents, and that there were no facts or information regarding our company that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to our company and does not assume responsibility for it.

     Houlihan Lokey did not make or review any independent appraisal of the specific properties or assets of our company, including, without limitation, the quality or strength of our intellectual property portfolio.

     HOULIHAN LOKEY WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS
TO: (i) THE TAX OR LEGAL CONSEQUENCES OF THE TRANSACTIONS OR THE TRANSACTION DOCUMENTS; (ii) THE REALIZABLE VALUE OF OUR COMMON STOCK OR THE PRICES AT WHICH OUR COMPANY'S COMMON STOCK MAY TRADE; AND (iii) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTIONS NOT EXPRESSLY ADDRESSED IN ITS FAIRNESS OPINION.

     THE HOULIHAN LOKEY OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE TRANSACTIONS OR TO ENTER INTO THE TRANSACTION DOCUMENTS; NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER (OR ANY OTHER PERSON) AS TO WHETHER THE STOCKHOLDER SHOULD VOTE IN FAVOR OF THE PORTION OF THE TRANSACTIONS THAT ARE SUBJECT TO STOCKHOLDER APPROVAL. HOULIHAN LOKEY HAS NO OBLIGATION TO UPDATE THE FAIRNESS OPINION. FURTHERMORE, HOULIHAN LOKEY DID NOT NEGOTIATE ANY PORTION OF THE TRANSACTIONS OR THE TRANSACTION DOCUMENTS.

     The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its Fairness Opinion. The preparation of a Fairness Opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In arriving at its Fairness Opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to our company, the Transactions, the consummation of the Transactions in accordance with the Transaction Documents, industry performance, general business, economic, market and financial conditions and other matters, the accuracy and completeness of the information provided to it by our management (including without limitation, our Company's financial projections), many of which are beyond the control of our company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of our business or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

EFFECTS OF THE TRANSACTIONS

     Our principal objectives in pursuing the Transactions were:

     - to obtain additional financing to permit us to continue to operate our business; and

     - to retire the Series D Preferred Stock to eliminate the redemption obligation and the conversion price adjustment provision.

     As a result of the Transactions, we have already received $6,425,021 in cash, and, if stockholder approval is obtained at the special meeting, we will have received the balance of the $7 million investment from Safeguard. In addition, Safeguard has agreed to provide a guaranty or certain other forms of credit enhancement which we expect will enable us to borrow an additional $3 million from an institutional lender. Although predictions of how much cash we will require to get to the point of cash-breakeven in our business is uncertain and difficult to predict, this additional financing certainly gives us the opportunity to achieve that objective, even if additional financing is required in the future. As to our second objective, to retire the Series D Preferred Stock, as a result of the Transactions, the 1,270 shares of Series D Preferred Stock not owned by Safeguard were converted separately by each of the holders thereof into 819,290 shares of Common Stock on June 13, 2002. Moreover, if our stockholders approve the elimination of the 19.9% Series D Limitation, Safeguard will be obligated to convert the remaining outstanding shares of Series D Preferred Stock into Common Stock provided certain other conditions are satisfied.

     The purchase of Common Stock by Safeguard and the conversion in full of the Series D Preferred Stock, had they been completed on May 31, 2002, would have increased our net tangible assets by approximately $15,543,000 to approximately $12,610,000. See "Pro Forma Financial Statements." This would enable us to satisfy the $4 million net tangible assets requirement of Nasdaq required for us to continue the trading of our Common Stock on the Nasdaq National Market. It also may make it possible for us to meet the new $10 million stockholder equity requirement for continue trading on the Nasdaq National Market in November when that requirement becomes effective, depending on the results of our operations between now and November, although we expect stockholders' equity to fall below $10 million some time after November 2000. See "Regulatory Matters" below.

     The Transactions have the additional effect of diluting existing stockholders as a result of the issuance of approximately 12,320,868 additional shares at an effective price of $1.585 per share, assuming the stockholders approve the additional investment by Safeguard and elimination of the 19.9% Series D Limitation. The amendments to the Series D Warrants, other than the warrant held by Safeguard, to reduce the exercise price to $2 per share also has the effect of making it more likely that those Warrants will be exercised as to the 524,750 shares subject to the repricing, reducing the proceeds to our company from the exercise of the Warrants and increasing the dilution to existing stockholders.

     The Transactions also have the effect of increasing the number of shares of Common Stock beneficially owned by Safeguard and its affiliates from 6,556,672 to 18,111,322, again assuming that the stockholders approve the issuance of the additional Common Stock to Safeguard and the conversion in full of the Series D Preferred Stock. On July 15, 2002, Safeguard purchased 699,870 shares of our Common Stock from the XL Vision Corporation in a separate transaction at $1.585 per share, for an aggregate of $1,109,294. As a result, the number of shares beneficially owned increased by 375,258 to 18,466,580, after netting against the number of shares purchased pursuant to Safeguard's already existing right to acquire a portion of the shares. The combination of these increases causes the percentage of beneficial ownership of Safeguard, calculated in accordance with an applicable rule of the Securities and Exchange Commission, to increase from approximately 32% to approximately 56.3%. See "Stock Ownership of Directors, Officers and Principal Stockholders."

     The increased stock ownership by Safeguard will give it the power to elect all of the members of our Board of Directors. We have also agreed that, at the request of Safeguard, we will request that our Board of Directors appoint or nominate for election by the stockholders to the Board nominees designated by Safeguard, provided that the number of nominees so designated together with all other then-incumbent directors so designated or who are directors, officers or employees of Safeguard or any of its affiliates, would not be greater than the number of the then incumbent directors plus one. We have also agreed to a number contractual restrictions on our business that benefit Safeguard. See "Description of the Transactions -- Additional Covenants of the Company." As a result of its increased stock ownership and contractual rights, the degree of control Safeguard can exercise over our company has increased. Although we have in the past treated Safeguard Scientifics as controlling our company for certain purposes under the Securities Act of 1933, its increased ownership position and contractual rights as a result of the Transactions may be characterized as change in control of our company. We have been advised by Safeguard that the source of funds used to acquire our Common Stock and the Series D Preferred Stock in the Transactions was working capital.

     Safeguard will also be able to protect itself against dilution of its majority ownership position as a result of the right of first refusal we have granted with respect to the issuance of additional equity securities, a comparable right with respect to the granting of compensatory stock options and the Safeguard Warrant.

RELATIONSHIP WITH SAFEGUARD

     Our company was incorporated in 1996 and became a public company in 1997 as a result of an offering of rights to purchase our Common Stock to the holders of Safeguard Scientifics followed by an underwritten public offering of our Common Stock. Prior to the offerings, Safeguard Scientifics owned approximately 37% of our outstanding shares of Common Stock, and XL Vision, Inc. owned approximately 16% of our outstanding shares. Our company began as a division of XL Vision, Inc., a company in which affiliates of Safeguard Scientifics owned approximately 32% of the voting Common Stock and approximately 97% of the non-voting Convertible Preferred Stock and had the right to designate two of nine directors. As a result of the rights offering and the underwritten public offering, Safeguard's percentage of beneficial ownership of our company dropped to approximately [22%], and XL Vision, Inc.'s percentage of beneficial ownership dropped to approximately [9.2%]. Thereafter we maintained an agreement with Safeguard Scientifics pursuant to which it provided a variety of administrative services to us. That agreement was terminated in 2000.

     In September 2000 we sold an additional 400,495 shares of our Common Stock to Safeguard in a private placement at $12.48 per share, or an aggregate purchase price of approximately $5 million. We also granted Safeguard a warrant to purchase an additional 40,050 shares at that price, having a term of five years. In July 2001 Safeguard participated in the Series D Preferred Stock financing by purchasing

500 shares of Series D Preferred Stock having a redemption price and liquidation value of $500,000 and was issued a Series D Warrant to purchase 21,865 additional shares of our Common Stock.

     As indicated above, Michael F. Cola, a member of our Board of Directors, is an executive officer of Safeguard Scientifics, holding the position of Managing Director, Corporate Operations. Charles A. Root, another of our directors, was Executive Vice President of Safeguard Scientifics from 1986 through 1998, when he retired. Neither Mr. Cola nor Mr. Root participated in any deliberations of the Board of Directors or the Special Committee with respect to the Transactions.

INTERESTS OF DIRECTORS AND OFFICERS

     None of our directors or officers has a pecuniary interest in the Transactions that is different from the interests of the stockholders generally, except for the present relationship of Mr. Cola and past relationship of Mr. Root with Safeguard Scientifics, the fact that our officers are employees of our company and the fact that the officers and directors hold options to purchase an aggregate of 2,304,831 shares of our Common Stock granted under our existing equity compensation plan.

REGULATORY MATTERS

     NASDAQ REQUIREMENT FOR STOCKHOLDER VOTE. We are seeking the approval of our stockholders of the matters to be considered at the special meeting because of the requirements of a rule of Nasdaq applicable to companies like ours whose shares trade on the Nasdaq National Market. Compliance with such rules is required in order for our shares to continue to trade on the Nasdaq National Market. The rule we are complying with provides that we are required to obtain stockholder approval before issuing securities in a private offering involving the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable Common Stock) equal to 20% or more of the outstanding shares of Common Stock, or 20% or more of the voting power of outstanding shares, before the issuance at a price which is less than the greater of the book value or market value of the stock.

     Each of the following matters to be voted on involves the issuance or potential issuance of shares of Common Stock which, when aggregated with other shares issued or potentially issuable in connection with the Transactions, would exceed the 20% limitation:

     - the issuance of 362,663 additional shares of Common Stock to Safeguard,

     - the granting of the Safeguard Warrant, and

     - the right of first refusal pursuant to which Safeguard would be able to acquire additional equity securities of our company, including stock purchase rights to protect against dilution form the exercise of options, warrants and other Common Stock subscription or purchase rights outstanding on June 13, 2002 and granted after that date.

     The issuance of shares in excess of the 19.9% Series D Limitation is being voted upon because of a provision in the Certificate of Designations by which the Series D Preferred Stock was created which requires stockholder approval before shares can be issued upon conversion of the Series D Preferred Stock if the number of shares so issued, together with the number of shares issued as payment of dividends on the Series D Preferred Stock and upon exercise of the Series D Warrants, exceeds 19.9% of the number of shares of Common Stock outstanding on July 10, 2001, the date the Series D Preferred Stock was issued. This provision is what we have been referring to in this Proxy Statement as the 19.9% Series D Limitation. The provision was included in the Certificate of Designations for the Series D Preferred Stock because of the same rule of Nasdaq. Under that restriction the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, as payment of dividends thereon and upon exercise of the Series D Warrants, presently is 2,955,745. If the stockholders approve the issuance of shares of Common Stock in excess of the 19.9% Series D Limitation, the number of additional shares which could be issued is 4,676,014 in the aggregate. In addition, if the Series D Preferred Stock was not converted, dividends on any remaining shares of Series D Preferred Stock could be paid in shares of Common Stock without any limit. Safeguard has agreed to convert all of the remaining outstanding shares of Series D Preferred Stock into Common Stock if the stockholders approve such conversion at the special meeting and certain other conditions are satisfied. See "Description of the Transactions -- Purchase and Conversion of Series D Preferred Stock."

     NASDAQ TANGIBLE NET ASSETS REQUIREMENT. We do not presently meet the $4 million tangible net asset test required for our Common Stock to continue to be traded on the Nasdaq National Market. We will satisfy that requirement, however, if all of the Series D Preferred Stock is converted after receiving stockholder approval. Because the Series D Preferred Stock is redeemable at the option of the holder on July 10, 2004, it is treated as a liability for purposes of the net tangible asset test. Nasdaq has given us an extension to August 31, 2002 to satisfy the $4 million tangible net asset test.

     NASDAQ STOCKHOLDERS' EQUITY REQUIREMENT. The Nasdaq Stock Market, Inc. has adopted a change in its rules that will become effective in November 2002 under which a $10 million stockholders' equity test will be substituted for the $4 million tangible net asset test. Depending on the results of our operations through November, we may not meet the $10 million stockholders' equity test in November, and our stockholders' equity will probably fall below that required level sometime thereafter, even if stockholder approval is obtained, the Series D Preferred Stock is converted in full and Safeguard purchases the 362,663 additional shares of Common Stock for $574,821. We will evaluate alternatives concerning the satisfaction of the $10 million stockholders' equity requirement in light of the circumstances then prevailing.

                        DESCRIPTION OF THE TRANSACTIONS

     On June 13, 2002, we announced the signing of a number of separate agreements pursuant to which Safeguard agreed to:

     - purchase an aggregate of 4,416,404 shares of our Common Stock for $7 million, or $1,585 per share;

     - acquire shares of our Series D Preferred from certain institutional investors; and

     - guarantee up to $3 million in additional debt financing for our company.

     The Transactions will allow us to obtain critically needed capital necessary to continue our operations and to strengthen our capital structure. Safeguard Scientifics has agreed to cause Safeguard to perform all of its obligations under the documents relating to the transactions described below.

PURCHASE OF COMMON STOCK

     On June 13, 2002, we entered into a Securities Purchase Agreement with Safeguard and Safeguard Scientifics providing for the issuance to Safeguard of 4,416,404 shares of our Common Stock at a price per share of $1.585 as follows:

     - 4,053,641 shares of Common Stock for a total purchase price of $6,425,021, which was completed on June 13, 2002;

     - 100 additional shares of Common Stock for a total purchase price of $158.50 payable in cash which will be issued on July 11, 2002; and

     - 362,663 additional shares of Common Stock for a total purchase price of $574,821 which will be issued only after obtaining stockholder approval at the special meeting.

PURCHASE AND CONVERSION OF SERIES D PREFERRED STOCK

     Safeguard acquired shares of Series D Preferred Stock from certain institutional investors by entering into six separate Stock Purchase Agreements, one with each of six institutional holders, on June 13, 2002. The number of shares of Series D Preferred Stock acquired by Safeguard was 10,730 out of 12,500 shares outstanding. The shares acquired have an aggregate redemption price and liquidation preference of

$10,730,000. Safeguard was the original purchaser of 500 shares of Series D Preferred Stock having a redemption price and liquidation preference of $500,000. The remaining 1,270 shares of Series D Preferred Stock not owned by Safeguard were separately converted by each of the holders thereof into an aggregate of 819,290 shares of Common Stock after the sale of the other shares of Series D Preferred Stock to Safeguard and after Safeguard's purchase of Common Stock from us. The conversion occurred in accordance with the terms of the Series D Preferred Stock at a price of $1.585 per share. Under the terms of the Series D Preferred Stock, the conversion price, which had been $6.5746 per share, was to be reduced to the average of the daily volume-weighted average sale prices for the Common Stock for each of the 15 trading days prior to July 10, 2002, but not below $4.0019 per share. The conversion price also automatically adjusts to any price at which shares of Common Stock are issued if that price is lower than the then effective conversion price. As a result, the conversion price of the Series D Preferred Stock was automatically reduced to $1.585 per share when we sold shares of Common Stock at that price to Safeguard.

     Safeguard has agreed with us that, upon obtaining approval of the stockholders at the special meeting, it will convert all of the remaining shares of Series D Preferred Stock owned by it into shares of Common Stock, provided that:

     - stockholder approval is obtained by September 11, 2002;

     - no litigation, arbitration or administrative proceeding is then pending before any court or governmental or regulatory authority which, in the reasonable judgment of Safeguard, would make the conversion of all of the shares of Series D Preferred Stock then owned by Safeguard imprudent; and

     - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any governmental or regulatory authority has been issued restraining or prohibiting Safeguard from converting the shares of Series D Preferred Stock.

     The number of shares of Common Stock presently issuable upon conversion of the Series D Preferred Stock and/or exercise of the Series D Warrants is 2,955,745, and if stockholder approval is obtained, that combined number would be increased by 4,676,014.

     If stockholder approval is not obtained by September 11, 2002, Safeguard will have the right to sell back to us at a premium price the shares of Series D Preferred Stock that cannot be converted without stockholder approval and the holders of the Series D Warrants will have the right to sell back to us at a premium price the Series D Warrants that cannot be exercised without stockholder approval. The premium price for the Series D Preferred Stock is the greater of

     - 120% of the sum of the amount payable to the holders of the Series D Preferred Stock to be purchased upon liquidation of our company, which would be $11,230,000 for 11,230 shares owned by Safeguard, plus any accrued and unpaid dividends; or

     - 120% of the value of the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock that are to be purchased by us, with the value to be determined using the highest closing price of the Common Stock on the Nasdaq National Market between June 13, 2002 and the trading day immediately prior to our purchase of the shares of Series D Preferred Stock.

     The premium price for the Series D Warrants would be 120% of the difference between:

     - the value of the shares of Common Stock issuable upon exercise of the Series D Warrants to be purchased by us (determined as provided in the second bullet point above for the Series D Preferred Stock); and

     - the exercise price of those Series D Warrants.

     The number of shares issuable upon conversion in full of the Series D Preferred Stock is 7,085,174, and the number of shares issuable upon exercise of the Series D Warrants is 546,615. The aggregate number of shares into which the Series D Preferred Stock could be converted and the Series D Warrants could be exercised to purchase without stockholder approval is 2,955,745. This means that our obligation to buy back shares of Series D Preferred Stock and/or Warrants relating to any combination of Series D Preferred Stock convertible into, and/or Series D Warrants exercisable to purchase, is an aggregate of

4,676,014 shares of Common Stock. If the obligation to buy back those securities arose on July 1, 2002 and was satisfied on that date, the amount payable would have been approximately $8,871,000. We would also be obligated to pay Safeguard a $700,000 fee.

     Under Delaware law, Safeguard would not be able to enforce the obligation to buy back the Series D Preferred Stock in the same manner that it could enforce an obligation to pay indebtedness if we did not have sufficient "surplus" and available "capital" (as defined under Delaware law) from which to pay the purchase price. However, Safeguard could enforce the obligation to the extent that we do have adequate surplus in the future, and this same restriction on enforceability would not apply to an obligation to buy back the Series D Warrants. Under Delaware law "surplus" is the excess of net assets of a corporation over its capital. "Capital" is the portion of the consideration received by a corporation for the issuance of shares designated to constitute "capital," generally equal to the aggregate par value of the shares being issued.

     As of May 31, 2002, after giving effect to the initial issuance of 4,053,641 shares of Common Stock to Safeguard as if it had occurred on May 31, 2002, the amount of surplus and capital we would have available to redeem the Series D Preferred Stock was $4,546,139. See "Pro Forma Financial Information." However, by the date of the special meeting of stockholders we expect that number to be reduced by at least $1,800,000 to $2,746,139. Notwithstanding the limitation in enforceability, the obligation to buy back the Series D Preferred Stock and Series D Warrants would deprive us of all of our working capital and force us to either find additional financing, which we believe would be difficult to obtain, cease business operations or commence bankruptcy proceedings to stay the enforcement of the redemption obligation and/or to facilitate the obtaining of financing.

     After each of the holders of the Series D Preferred Stock other than Safeguard separately sold shares of Series D Preferred Stock to Safeguard and then each of them separately exercised its conversion rights with respect to any shares of Series D Preferred Stock they retained as described above, each of those parties separately gave Safeguard an irrevocable proxy to vote the shares of Common Stock issued upon conversion of the Series D Preferred Stock such party retained, as well as any other shares thereafter acquired, at all meetings of stockholders, including the special meeting. The aggregate number of shares of Common Stock subject to those proxies as a result of the conversion of the shares of Series D Preferred Stock retained by the former holders and the receipt by two of them of additional shares as dividends on the Series D Preferred Stock is 861,493. In addition, three of our directors and two of our officers entered into voting agreements with Safeguard in which they agreed to vote an aggregate of 99,428 shares of Common Stock in favor of the proposals to be considered at the special meeting and against certain other matters that could be reasonably expected to impede, interfere with, delay, postpone or materially adversely affect the transaction.

     The proxies and voting agreements expire upon stockholder approval of the matters to be voted upon at the special meeting, payment of the $700,000 fee by us if such matters are not approved or December 12, 2003, whichever first occurs.

SAFEGUARD WARRANT

     We have agreed to issue to Safeguard the Safeguard Warrant to purchase up to 975,000 shares of our Common Stock to protect Safeguard against dilution from the exercise of certain outstanding options and warrants held by others that are exercisable to purchase additional shares of our Common Stock. Under the terms of the Safeguard Warrant, Safeguard is entitled to purchase one share of Common Stock for every share of Common Stock as to which any such other option or warrant is exercised. The exercise price payable by Safeguard will be equal to the exercise price of any such other option or warrant. The warrant must be exercised by Safeguard within nine months of receipt of notice from us that any such option or warrant has been exercised. Following the expiration of the applicable exercise period, the number of shares subject to the Safeguard Warrant will be reduced by the number of shares Safeguard was entitled to purchase during the exercise period, whether or not the shares are so purchased.

INCREASE IN BENEFICIAL OWNERSHIP OF SAFEGUARD SCIENTIFICS

     Presently and after giving effect to the purchase of the 4,053,741 shares of Common Stock, the purchase of the 10,730 shares of Series D Preferred Stock and receipt of the proxies for the 861,493 shares and voting agreements for the 99,428 shares, Safeguard Scientifics owned beneficially 14,566,052 shares of Common Stock constituting approximately 51.5% of the shares outstanding. This total includes 386,527 shares which Safeguard has the right to acquire under outstanding warrants and convertible debt and as to which it cannot exercise the voting rights without acquiring the shares. On July 15, 2002 Safeguard acquired beneficial ownership of an additional 375,258 shares of Common Stock in an unrelated transaction, bringing the number of shares beneficially owned by it to 18,466,580, constituting approximately 52.8% of the number of shares beneficially owned. If the stockholders approve the matters to be voted upon at the special meeting and the 362,663 additional shares of Common Stock are issued to Safeguard, the shares of Series D Preferred Stock held by Safeguard became fully convertible and its Series D Warrants become fully exercisable, Safeguard Scientifics will beneficially own 18,466,580 shares of Common Stock representing 56.3% of the number of shares outstanding. Under a rule of the Securities and Exchange Commission, Safeguard Scientifics is deemed to own beneficially all shares as to which it has the power to vote or direct the voting, all shares which it has the power to sell or otherwise dispose of, and all shares as to which it has a right to acquire such voting or disposition powers under any right exercisable within 60 days of the date as of which beneficial ownership is being determined.

REPRICING OF SERIES D WARRANTS

     When the Series D Preferred Stock was originally issued on July 10, 2001, we also issued the Series D Warrants to the purchasers of the shares of Series D Preferred Stock entitling them to purchase an aggregate of 546,615 additional shares of Common Stock. The Series D Warrants provided for an initial exercise price of $6.8604 per share but included a provision reducing the exercise price to the average of the closing bid prices for the Common Stock on the twenty trading days prior to July 10, 2002, but in no event less than $4.0019 per share. As the facts turned out, the adjustment would have become effective at $4.0019 per share. However, in connection with the Transactions, on June 13, 2002, we issued separate amended Warrants to each of the six institutional holders of Series D Preferred Stock by which the exercise price of the Series D Warrants for all of the holders thereof other than Safeguard was reduced to $2 per share without increasing the number of shares issuable upon exercise of the Series D Warrants. The number of shares issuable upon exercise of the Series D Warrants subject to this price adjustment was 524,750.

GUARANTEE OF DEBT FINANCING

     The debt financing which Safeguard has agreed to guarantee has not yet been obtained, but we believe that, with the Safeguard guarantee, we will be able to obtain the financing. The guarantee may be in the form of a traditional contractual guarantee, a letter of credit or some other form of credit enhancement that is reasonably acceptable to the lender. Safeguard will receive commercially reasonable compensation for providing any such credit enhancement.

SAFEGUARD RIGHT OF FIRST REFUSAL

     We have also agreed that Safeguard will have a right of first refusal to purchase its pro-rata share of all equity securities that we propose to sell and issue in the future (other than compensatory grants of stock options to directors, officers, employees and consultants). The pro-rata share of Safeguard under the right of first refusal will be determined on an as-converted basis, which means giving effect to the issuance of all shares of capital stock which can be acquired from us or any of our wholly-owned subsidiaries upon conversion or exercise in full of purchase rights under the terms of any Common Stock, Preferred Stock or other security which is convertible or exercisable to acquire any Common Stock or Preferred Stock. The right of first refusal will be binding upon us only if it is approved by the stockholders at the special meeting.

     We cannot make any compensatory grants of stock options to our employees, officers, directors, consultants or advisors without the written consent of Safeguard for the period from June 13, 2002 until the earliest of:

     - June 30, 2004;

     - the date that the Safeguard and its affiliates no longer own greater than 40% of the voting power of all of our outstanding securities entitling the holders thereof to vote generally in the election of directors; or

     - the date on which Safeguard Scientifics or any of its direct or indirect wholly-owned subsidiaries sells, disposes or otherwise transfers any of our equity securities (other than a transfer to an affiliate).

Safeguard has agreed not to unreasonably withhold such consent, but the agreement provides that it will be reasonable for Safeguard to withhold consent unless we grant Safeguard a warrant or comparable stock purchase right to acquire, at a price equal to the per share exercise price of such other proposed grant, a number of shares of Common Stock so that, if all of such other proposed grants were exercised in full, Safeguard would be entitled to acquire under the warrant or comparable stock purchase right one share of Common Stock more than the recipients of the other proposed grants would be entitled to acquire.

     We have also agreed that if any options, warrants, or subscription or purchase rights with respect to our Common Stock that were outstanding on June 13, 2002 are exercised, to the extent that Safeguard is not able to exercise the Safeguard Warrant in full to acquire shares of Common Stock, Safeguard or any designated affiliate of Safeguard will have the right to acquire from the company up to 975,000 shares of Common Stock at an exercise price equal to the exercise prices applicable to the options, warrants, or subscription or conversion rights exercisable to purchase such number of shares of Common Stock.

TAG-ALONG RIGHTS

     Safeguard has agreed that neither it nor any of its affiliates will sell a number of shares of Common Stock greater than 30% of the number of shares of Common Stock then outstanding in any transaction or series of transactions unless the other stockholders are afforded the right to sell to the proposed purchaser, at the same price per share and on the same terms and conditions, the same proportion of their shares of Common Stock as the proposed sale represents with respect to the aggregate number of shares of Common Stock then owned by Safeguard and its affiliates. This covenant expires on June 13, 2005 and does not apply to a sale of Common Stock in a broadly disseminated public offering or a broker's transaction under Rule 144 of the Securities and Exchange Commission adopted under the Securities Act of 1933.

COVENANTS OF OUR COMPANY

     We have entered into a number of covenants with Safeguard regarding the operation of our business. These covenants expire on the earliest of June 30, 2004, the date that Safeguard and its affiliates no longer own greater than 40% of the voting power of all outstanding securities of the company entitled to vote generally in the election of directors or the date Safeguard or any of its affiliates disposes of any of our equity securities (excluding a transfer to an affiliate). Under these covenants, unless Safeguard shall otherwise consent in writing and except as otherwise expressly contemplated by the agreement containing the covenants, neither we nor any of our subsidiaries will, directly or indirectly, among other things:

     - dispose of assets outside the ordinary course of business;

     - issue any equity securities other than certain compensatory grants of stock options;

     - increase the number of shares available for grant under our stock option or other similar benefit plans;

     - declare any dividend on any class or series of stock;

     - incur indebtedness in excess of $5,000,000;

     - acquire any other business or make any equity investment in another business;

     - redeem, purchase or otherwise acquire for value any securities of our company or pay into a sinking fund for any such acquisition;

     - make certain amendments to our certificate of incorporation or by-laws;

     - enter into any transaction with any officer or director of the company or holder of capital stock of the company or any member of their respective immediate families or entities controlled by one or more of the foregoing;

     - make or permit any material change in the nature of our business except as contemplated by our business plan;

     - commence any voluntary bankruptcy proceedings; or

     - agree or consent to take any of the foregoing actions.

     To the extent not inconsistent with the fiduciary duties of our Board of Directors and upon the request of Safeguard, we have agreed to request that our Board of Directors appoint or nominate for election by the stockholders to the Board, nominees designated by Safeguard, provided that the number of nominees so designated, if appointed or elected, plus all other directors previously so designated and appointed or nominated or who are directors, officers or employees of Safeguard or any of its affiliates, would not be greater than the number of directors plus one.

     We are obligated to create a committee of our Board of Directors comprised of three directors satisfying the independence standards of the rules of Nasdaq, and this committee will be tasked with considering and, if appropriate, approving any transactions between us and our officers, directors or holders of more than 5% of the outstanding shares of any class of our voting securities, which would include Safeguard and its affiliates.

     We are also obligated to deliver or make available to Safeguard such information regarding our financial condition, business, prospects and corporate affairs as Safeguard may from time to time reasonably request, permit Safeguard to visit and inspect our properties, our books and records and discuss our affairs, finances and accounts with our employees and auditors and give Safeguard or its representative at least two days prior written notice of all meetings of the Board of Directors and committees thereof and allow Safeguard to have a representative attend and participate in any such meeting (without a right to vote in such capacity).

COVENANTS OF SAFEGUARD

     Safeguard has agreed with us that, unless otherwise permitted by the affirmative vote of a majority of the committee of independent directors described above or the affirmative vote of a majority of the outstanding shares of securities entitling the holders thereof to vote generally in the election of directors (excluding shares of such securities held by Safeguard or its affiliates), it will:

     - to the extent not inconsistent with their fiduciary duties, cause all of our directors who are employees of Safeguard or any of its affiliates or who are appointed or nominated for election to our Board of Directors at the request of Safeguard to vote in favor of the election of three directors meeting the independence requirements of the rules of Nasdaq to the our Audit Committee and to the committee of the Board of Directors referred to above tasked to consider and approve related party transactions.

     - refrain from taking any action to cause us to conduct our business in a manner other than in substantial accordance with our business plan until June 12, 2003; and

     - refrain from effecting a so-called Rule 13e-3 transaction unless the transaction is approved by the committee of independent directors or by a stockholder vote until July 13, 2003.

     Rule 13e-3 transactions, which are regulated under Rule 13e-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934, can include:

     - a purchase of any equity security issued by us or any of our affiliates;

     - a tender offer or request or invitation for tenders of any equity security issued by us, made by us or any of our affiliates; or

     - a solicitation of any proxy, consent or authorization or the distribution of an information statement following an action by written consent of our stockholders or any of our affiliates in connection with a merger, consolidation, reclassification, recapitalization, reorganization or similar corporate transaction by us or between us or any of our subsidiaries or affiliates or a sale of substantially all of our assets to any of our affiliates or group of our affiliates or a reverse stock split of any of our equity securities involving the purchase of fractional shares.

     Any of the foregoing transactions would constitute a 13e-3 transaction if it has a reasonable likelihood or purpose of producing, directly or indirectly, the effect of causing:

     - any class of our equity securities registered under the Securities Exchange Act of 1934 to be held of record by less than 300 persons, which would result in that class no longer being so registered; or

     - any class of our equity securities which is listed on a national securities exchange or quoted on an inter-dealer quotation system of a registered national securities association to be neither listed on any national securities exchange or quoted on any such inter-dealer quotation system.

Presently our Common Stock is the only class of stock that falls within the category of equity securities referred to in the second bullet point above.

AMENDMENT TO STOCKHOLDER RIGHTS PLAN

     We have entered into a Rights Agreement dated as of February 10, 1999 between us and Harris Trust Company of California, as subsequently amended. Computershare Investor Services LLC has succeeded to the rights and obligations of Harris Trust as rights agent. Pursuant to the Rights Agreement, one right was distributed as a dividend on each share our Common Stock outstanding at the close of business on February 10, 1999, and one right has been and will continue to be issued with each share of our Common Stock issued after that date. The rights trade in tandem with the shares of our Common Stock and are not represented by separate certificates. The Rights Agreement was entered into to make it possible for any acquisition of our company to be one in which all of our stockholders can receive fair and equal treatment and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unfair or unequal treatment of the our stockholders.

     The rights generally become exercisable to purchase common stock only after certain specified events, such as an acquisition or potential acquisition or transaction in which an individual or entity becomes the beneficial owner of 15% or more of the outstanding our Common Stock. When the rights become exercisable to purchase Common Stock, they can be exercised to purchase shares at a substantial discount to the market price at the time of exercise by all stockholders other than the 15% stockholder.

     Since Safeguard and its affiliates have always owned more than 15% of the outstanding shares of our Common Stock, the Rights Agreement by which the Plan is implemented has always had an exception permitting Safeguard and its affiliates to own beneficially up to designated amounts of shares without triggering the rights under the Plan. In connection with the current transaction, the Rights Agreement was further amended on June 11, 2002 to eliminate any limitation on the number of shares Safeguard and its affiliates can beneficially own without triggering the rights and indicating the intention of the Board of Directors that the current transaction not trigger any such rights.

                        PRO FORMA FINANCIAL INFORMATION

     The following Pro Forma Condensed Consolidated Balance Sheet gives effect to the Transactions as if they had been completed as of May 31, 2002. The following Pro Forma Condensed Consolidated Statements of Operations give effect to the Transactions as if they had been completed as of the beginning of the respective periods presented. The pro forma information should be read in conjunction with the historical financial statements of our company and the notes thereto, as well as the Notes to Pro Forma Condensed Consolidated Financial Statements which follow the Pro Forma Condensed Consolidated Statement of Operations.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               AS OF MAY 31, 2002
                                  (Unaudited)

                                                       HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                      ------------   -----------   ------------
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................  $  1,082,881   $ 6,300,001   $  7,382,882
  Accounts receivable, net..........................     2,065,416            --      2,065,416
  Other.............................................       334,138            --        334,138
                                                      ------------   -----------   ------------
Total current assets................................     3,482,435     6,300,001      9,782,436
  Property and equipment, net.......................     5,009,993            --      5,009,993
  Intangible Assets, net............................       394,614            --        394,614
  Other.............................................       269,486            --        269,486
                                                      ------------   -----------   ------------
Total assets........................................  $  9,156,528   $ 6,300,001   $ 15,456,529
                                                      ============   ===========   ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................  $    652,532   $        --   $    652,532
  Accrued payroll...................................       845,204            --        845,204
  Accrued liabilities...............................       983,131       (28,574)       954,557
                                                      ------------   -----------   ------------
Total current liabilities...........................     2,480,867       (28,574)     2,452,293
                                                      ------------   -----------   ------------
  Series D redeemable convertible preferred stock,
     $1,000 par value, 12,500 shares, authorized,
     issued and outstanding in 2002 and in 2001.....     9,214,536    (9,214,536)            --
                                                      ------------   -----------   ------------
Commitments and contingencies
Stockholders' equity:
  Series C convertible preferred stock, $.01 par
     value, authorized 200,000 shares, none issued
     and outstanding................................            --            --             --
  Common stock $.01 par value, authorized 50,000,000
     shares, issued and outstanding 20,278,843 on
     May 31, 2002 and 32,599,711 as adjusted........       202,788       123,209        325,997
  Additional paid-in capital........................    66,953,380    18,705,366     85,658,746
  Accumulated deficit...............................   (69,561,325)   (3,285,464)   (72,846,789)
  Accumulated other comprehensive loss..............      (133,718)           --       (133,718)
                                                      ------------   -----------   ------------
  Total stockholders' equity (deficit)..............    (2,538,875)   15,543,111     13,004,236
                                                      ------------   -----------   ------------
Total liabilities and stockholders' equity..........  $  9,156,528   $ 6,300,001   $ 15,456,529
                                                      ============   ===========   ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE FIVE MONTHS ENDED MAY 31, 2002
                                  (UNAUDITED)

                                                         HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                         -----------   -----------   -----------
Revenue:
  Fee per use..........................................  $ 3,155,187                 $ 3,155,187
  System sales.........................................      119,353                     119,353
                                                         -----------   ----------    -----------
     Total revenue.....................................    3,274,540                   3,274,540
Cost of revenue........................................      650,218                     650,218
                                                         -----------   ----------    -----------
     Gross profit......................................    2,624,322                   2,624,322
                                                         -----------   ----------    -----------
Operating expenses:
  Selling, general and administrative..................    4,559,700                   4,559,700
  Research and development.............................    2,588,862                   2,588,862
                                                         -----------   ----------    -----------
     Total operating expenses..........................    7,148,562                   7,148,562
                                                         -----------   ----------    -----------
     Loss from operations..............................   (4,524,240)                 (4,524,240)
                                                         -----------   ----------    -----------
Other income...........................................       29,304                      29,304
                                                         -----------   ----------    -----------
  Loss before income taxes.............................   (4,494,936)                 (4,494,936)
Income taxes...........................................           --                          --
                                                         -----------   ----------    -----------
Net loss...............................................   (4,494,936)                 (4,494,936)
Accretion of and dividends on Redeemable, convertible
  preferred stock......................................     (877,580)  $  877,580             --
                                                         -----------   ----------    -----------
Net loss attributable to common stock..................  $(5,372,516)  $  877,580    $(4,494,936)
                                                         ===========   ==========    ===========
Basic and diluted net loss per common share............  $      (.26)                $      (.14)
                                                         ===========                 ===========
Weighted average number of common shares outstanding...   20,274,345                  32,595,213
                                                         ===========                 ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001

                                                       HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                      ------------   -----------   ------------
Revenue:
  Fee per use.......................................  $  3,643,446                 $  3,643,446
  System sales......................................     1,242,906                    1,242,906
                                                      ------------   ----------    ------------
     Total revenue..................................     4,886,352                    4,886,352
Cost of revenue.....................................     1,030,825                    1,030,825
                                                      ------------   ----------    ------------
     Gross profit...................................     2,624,322                    2,624,322
                                                      ------------   ----------    ------------
Operating expenses:
  Selling, general and administrative...............    10,951,564                   10,951,564
  Research and development..........................     6,857,627                    6,857,627
                                                      ------------   ----------    ------------
     Total operating expenses.......................    17,809,191                   17,809,191
                                                      ------------   ----------    ------------
     Loss from operations...........................   (13,953,664)                 (13,953,664)
                                                      ------------   ----------    ------------
Other income........................................       312,514                      312,514
                                                      ------------   ----------    ------------
  Loss before income taxes..........................   (13,641,150)                 (13,641,150)
Income taxes........................................            --                           --
                                                      ------------   ----------    ------------
Net loss............................................   (13,641,150)                 (13,641,150)
Accretion of and dividends on Redeemable,
  convertible preferred stock.......................    (1,006,081)   1,006,081              --
                                                      ------------   ----------    ------------
Net loss attributable to common stock...............  $(14,647,231)  $1,006,081    $(13,641,150)
                                                      ============   ==========    ============
Basic and diluted net loss per common share.........  $       (.73)                $       (.42)
                                                      ============                 ============
Weighted average number of common shares
  outstanding.......................................    20,150,279                   32,471,147
                                                      ============                 ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

     The pro forma reflects the adjustments in connection with the Transactions.

ADJUSTMENTS IN PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     PURCHASE OF COMMON STOCK. The aggregate number of shares of Common Stock to be purchased by Safeguard under the Transactions is 4,416,404 at a price per share of $1.585. Of that amount, 4,053,641 shares were purchased on June 13, 2002 for $6,425,021. An additional 100 shares will be purchased on July 11, 2002, and the remaining 362,663 shares will be purchased only after obtaining the approval of the Company's stockholders at a special meeting expected to be held by August 31, 2002. The cash to be received is offset by related offering costs estimated to be $700,000.

Common Stock................................................   $   44,164
Paid in Capital, net of offering costs......................    6,255,837
                                                               ----------
Increase in Cash............................................   $6,300,001
                                                               ==========

     PURCHASE OF SERIES D PREFERRED STOCK. The number of shares of Series D Preferred Stock acquired by Safeguard on June 13, 2002 was 10,730 out of 12,500 shares outstanding. The shares acquired have an aggregate redemption price and liquidation preference of $10,730,000. Safeguard already held 500 shares of Series D Preferred Stock having a redemption price and liquidation preference of $500,000. The remaining 1,270 shares of Series D Preferred Stock not owned by Safeguard were separately converted by each of the holders thereof into an aggregate of 819,290 shares (18,028 shares resulting from accrued dividends) of Common Stock after the sale of the other shares of Series D Preferred Stock to Safeguard and after Safeguard's purchase of Common Stock from the Company. The conversion occurred in accordance with the terms of the Series D Preferred Stock at a price of $1.585 per share.

Common Stock................................................   $    79,045
Paid in Capital.............................................    12,449,529
Less decrease in Accrued Dividends..........................       (28,574)
                                                               -----------
Decrease in Series D Preferred Stock........................   $12,500,000
                                                               ===========

     The Series D Preferred Stock bears a 5% cumulative annual dividend payable in cash or Common Stock and was initially convertible into Common Stock at $6.57 per share. The number of shares of Common Stock initially issuable upon conversion of the Series D Preferred Stock was 1,901,256. The Series D Preferred Stock is required to be redeemed by the Company three years after issuance for the amount paid for the Series D Preferred Stock plus accrued and unpaid dividends. The Series D Warrants are exercisable to purchase an aggregate of 546,615 shares of Common Stock at any time after issuance for a period of five years, initially at a price of $6.86 per share, which represented 120% of the market price of Common Stock over a designated period prior to closing.

     In accounting for the issuance of the Series D Preferred Stock and the Series D Warrants, the Company allocated the total amount paid by the investors, net of issuance costs, between the Series D Preferred Stock, the fair market value of the Series D Warrants and the intrinsic value of the conversion feature of the Series D Preferred Stock. The fair market value of the Series D Warrants was determined to be approximately $2,295,000 (using the Black Scholes valuation model.) The remaining net amount paid by the investors divided by the number of shares then issuable upon conversion of the Series D Preferred Stock was the effective conversion price of the Series D Preferred Stock, and the difference between the fair market value of the Common Stock on the date of issuance of the Series D Preferred Stock and the effective conversion price was the intrinsic value of the conversion feature, which amounted to $1,148,000. The fair market value of the Series D Warrants and the intrinsic value of the conversion feature were allocated to paid-in-capital and are being accreted (amortized) over the three year period prior to mandatory redemption of the Preferred Stock. The issuance costs of approximately $1,197,000 are also recorded as a discount to the Series D Preferred Stock and are being accreted over the three-year redemption period.

     As a result of the Transactions all of the outstanding shares of Series D Preferred Stock are expected to be converted into Common Stock, which means that the $3,285,464 balance of the unaccreted (unamortized) discount will be eliminated.

     At the special meeting the stockholders will vote on a proposal to approve the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock, as the payment of dividends thereon and upon exercise of the Series D Warrants, in excess of an aggregate limit on the number of such shares that can be issued without stockholder approval. If the stockholders do not approve the issuance of shares of Common Stock in excess of the limit, the Company will be obligated to buy back from Safeguard the shares of Series D Preferred Stock which cannot be converted and the related warrants which cannot be exercised because of the limitation. The amount payable for the Series D Preferred Stock and warrants is determined pursuant to a complex formula which depends upon future trading prices of our Common Stock, but if the obligation to buy back those securities arose on July 1, 2002 and were satisfied on that date, the amount would have been approximately $8,871,000 and could be greater. The Company would not have the funds to make the redemption. If the obligation to buy back the securities were enforced, the Company would have to seek additional financing, which it believes would be difficult to obtain, or it would have to cease business operations or commence bankruptcy proceedings to stay enforcement of the buy back obligations and/or facilitate the obtaining of financing. See "Description of the Transaction -- Purchase and Conversion of Series D Preferred Stock." If any of the matters to be voted upon at the special meeting is not approved, we would also be obligated to pay Safeguard a $700,000 fee.

ADJUSTMENTS IN PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     Accretion of and dividends on the Series D Preferred Stock totaled $1,006,081 and $877,580 for the period outstanding during the twelve months ended December 31, 2001 and for the five months ended May 31, 2002, respectively. Assuming the Transaction closed on January 1, 2001 would eliminate the accretion and the accrual of dividends and would increase the weighted average number of shares outstanding as adjusted to 32,471,147 for the twelve months ended December 31, 2001 and 32,595,213 for the five months ended May 31, 2002, respectively. The unamortized balance of the discount on the Series D Preferred Stock will be written off as a charge to net income available to common stockholders when the conversion is completed. The only ongoing effect of the write-off is to eliminate future amortization. As a result, the initial write-off is not included in the pro forma condensed consolidated statement of operations.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the Nasdaq National Market under the symbol "CVSN." The table below sets forth the high and low sales prices of the common stock:

                                                              HIGH     LOW
                                                              -----   -----
January 1, 2000 - March 31, 2000                              24.25   12.88
April 1, 2000 - June 30, 2000                                 18.81    8.63
July 1, 2000 - September 30, 2000                             18.25    9.25
October 1, 2000 - December 31, 2000                           10.38    1.56
January 1, 2001 - March 31, 2001                               6.75    2.56
April 1, 2001 - June 30, 2001                                  7.15    3.35
July 1, 2001 - September 30, 2001                              6.49    2.80
October 1, 2001 - December 31, 2001                            5.03    3.00
January 1, 2002 - March 31, 2002                               5.50    4.25
April 1, 2002 - June 30, 2002                                  5.15    1.17
July 1, 2002 - July   , 2002

     On June 12, 2002, the last trading day before the public announcement of the execution and delivery of the agreements for the Transactions, the high and low sales price for our Common Stock, as reported on the Nasdaq National Market, were $2.22 and $1.91, respectively, and the closing price was $2.10. For the week of June 3 to June 7, 2002, during which the Special Committee decided to recommend that the Board of Directors approve the Transactions, the average
closing price was $1.77. On [          ] [  ], 2002, the last trading day before
the date of this Proxy Statement, the closing price for shares of the Common
Stock, as reported on the Nasdaq National Market, was [$     ].

     As of July 15, 2002 we had outstanding 25,323,199 shares of common stock held by approximately 10,000 shareholders including beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries and 11,230 shares of Series D Preferred Stock issued and outstanding.

                                   DIVIDENDS

     We have not paid cash dividends and do not anticipate paying cash dividends in the foreseeable future. We expect to utilize any future earnings to finance our operations. The actual amount of any dividends paid would be subject to the discretion of our Board of Directors and would depend on our operations, financial and business requirements and other factors. Also, we cannot pay dividends without the prior written consent of Safeguard. See "Description of the Transactions -- Covenants of the Company."

       STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as to shares of Common Stock beneficially owned as of July 15, 2002, on both an actual and a pro forma basis giving effect to the consummation of the portion of the Transactions to be consummated after the special meeting (assuming stockholder approval at the special meeting), by:

     - our Chief Executive Officer and each of our other executive officers;

     - all directors and executive officers as a group; and

     - each person who, to the extent known to us, beneficially owns more than 5% of the outstanding shares of Common Stock.

                                                         ACTUAL
                                                -------------------------
                                                   SHARES                          PRO FORMA**
                                                BENEFICIALLY                -------------------------
                                                   OWNED                       SHARES
                                                  ASSUMING                  BENEFICIALLY
                                                EXERCISE OF    PERCENT OF   OWNED AFTER    PERCENT OF
                     NAME                         OPTIONS        SHARES     TRANSACTIONS     SHARES
                     ----                       ------------   ----------   ------------   ----------
Safeguard Scientifics, Inc. ..................   14,955,410       52.7%      18,466,580**     56.3%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087-1945
Capital Guardian Trust Co. ...................    2,035,600        8.0%       2,035,600        6.2%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025
Douglas S. Harrington, M.D....................      847,133        3.2%         847,133        2.5%
Carl W. Apfelbach.............................       75,985          *           75,985          *
Michael F. Cola...............................            0          *                0          *
Eric S. Kentor................................        9,166          *            9,166          *
Mary Lake Polan, M.D., Ph.D...................       75,300          *           75,300          *
Charles A. Root...............................      129,768          *          129,768          *
Thomas R. Testman.............................       90,000          *           90,000          *
Jon R. Wampler................................       31,500          *           31,500          *
Kenneth D. Bauer, Ph.D........................      107,707          *          107,707          *
Kevin C. O'Boyle..............................      207,790          *          207,790          *
Michael G. Schneider..........................       94,976          *           94,976          *
Jose de la Torre-Bueno, Ph.D..................      123,860          *          123,860          *
David Weisenthal..............................       42,656          *           42,656          *
Executive officers and directors as a group
  (13 persons)................................    1,845,841        6.9%       1,845,841        5.4%

---------------

*  Less than 1% of ChromaVision's outstanding shares of Common Stock.

** Assumes the matters considered at the stockholder meeting are approved, after which the proxies and voting agreements terminate. The shares subject to the proxies and voting agreements are not included in Total Beneficial Ownership After Stockholder Approval.

NOTES TO STOCK OWNERSHIP TABLE

     Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse), except as follows:

Safeguard Scientifics.........   Includes 3,438,721 shares held of record by
                                 Safeguard Scientifics (Delaware), Inc.,
                                 2,655,374 shares held of record by Safeguard
                                 Delaware, Inc., 76,050 shares that may be acquired by Safeguard Delaware, Inc. upon conversion of shares of Series D Preferred
                                 Stock, warrants held by Safeguard Delaware, Inc. to acquire 61,915 shares, and 324,612 shares that Safeguard 98 Capital, L.P. may acquire upon conversion of debt of XL Vision to Safeguard 98 Capital, L.P. Safeguard
                                 Scientifics (Delaware), Inc. and Safeguard
                                 Delaware, Inc. are wholly owned subsidiaries of Safeguard, and Safeguard Delaware, Inc. is the sole general partner of Safeguard 98 Capital, L.P. Shares beneficially owned after the Transactions reflect increases for 4,416,404 shares of Common Stock purchased from us and 7,009,124 additional shares issuable upon conversion of the Series D Preferred Stock.

Capital Guardian Trust Co. ...   As reflected in Schedule 13G filed with the
                                 Securities and Exchange Commission on February
                                 11, 2002, Capital Group International, Inc. is the parent holding company of Capital Guardian
                                 Trust Company, a bank as defined in Section
                                 3(a)6 of the Securities Exchange Act of 1934, and may be deemed to beneficially own these shares. Capital Group International, Inc. does not have investment or voting power over any of these shares. Capital Guardian Trust Company, as the investment manager of various institutional accounts, is deemed to be the beneficial owner of these shares. Capital Group
                                 International, Inc. and Capital Guardian Trust
                                 Company disclaim beneficial ownership of these shares.

Douglas S. Harrington.........   Includes 16,250 shares held in a family trust.

Mary Lake Polan...............   Includes 2,800 total shares held in three
                                 family trusts.

Michael G. Schneider..........   Includes 514 shares held in a 401(k) plan.

Thomas R. Testman.............   Includes 28,000 shares held in a family trust.

Jose de la Torre-Bueno........   Includes 21,500 total shares held in two family
                                 trusts and 1,569 shares held in a 401(k) plan.

Executive officers and
directors.....................   Includes the following numbers of shares
                                 issuable upon exercise of stock options
                                 exercisable within 60 days of June 30, 2002:
                                 Dr. Harrington -- 834,883; Mr.
                                 Apfelbach -- 68,750; Mr. Kentor -- 6,666; Dr.
                                 Polan -- 62,500; Mr. Root -- 25,000; Mr.
                                 Testman -- 60,000; Mr. Wampler -- 31,000; Dr.
                                 Bauer -- 107,707; Mr. O'Boyle -- 204,550; Mr.
                                 Schneider -- 73,626; Dr. Torre-Bueno -- 99,375;
                                 Mr. Weisenthal -- 39,788; and all executive officers and directors as a group -- 1,613,845.

                           DESCRIPTION OF SECURITIES

SERIES D PREFERRED STOCK

     On July 10, 2001 we issued an aggregate of 12,500 shares of Series D Preferred Stock to seven institutional investors as well as the Series D Warrants to purchase an aggregate of 546,615 shares of our Common Stock for an aggregate purchase price of $12.5 million. The net proceeds from the issuance of these securities was used for general operating purposes, including increasing the size of our direct sales and marketing organization.

     The Series D Preferred Stock bears a 5% cumulative annual dividend, payable semi-annually in cash or shares of our Common Stock. The 5% is calculated on the "Liquidation Value," which is defined as the initial purchase price of $1,000 per share of the Series D Preferred Stock plus all then accrued and unpaid dividends. Each share of Series D Preferred Stock was initially convertible at the holder's option into 152.10 shares of Common Stock or an aggregate for the 12,500 shares of Series D Preferred Stock originally issued of 1,901,256 shares at the initial conversion price of $6.5746 per share (assuming no accrued and unpaid dividends). As a result of the adjustment of the conversion price to $1.585, each share of Series D Preferred Stock is now convertible into 690.91 shares of Common Stock, or an aggregate for the 11,230 shares of Series D Preferred Stock still outstanding or 7,085,174 shares of Common Stock in the aggregate (without giving effect to the 19.9% Series D Limitation or any accrued dividends). The Series D Preferred Stock must be redeemed by us on July 10, 2004 for the Liquidation Value.

     CONVERSION AND EXERCISE RIGHTS. Each share of Series D Preferred Stock is convertible into a number of shares of Common Stock equal to the Liquidation Value (as defined above) divided by the then effective Conversion Price. The initial Conversion Price was subject to adjustment on July 10, 2002 to the lower of (a) the initial Conversion Price ($6.5746) and (b) the average of the daily volume weighted average sale prices for our Common Stock during the 15 consecutive trading days immediately preceding July 10, 2002. This first anniversary adjustment alone could result in an adjusted Conversion Price for the Series D Preferred Stock of less than $4.0019. However, as a result of our issuance of shares of Common Stock to Safeguard in the Transactions, the conversion price has now been adjusted to $1.585 per share.

     In addition, the Conversion Price of the Series D Preferred Stock is subject to adjustment in the event of stock splits, stock dividends, and other events affecting our Common Stock, as well as the issuance of additional shares of our Common Stock or securities exercisable or exchangeable for our Common Stock (or reductions in the conversion or exercise price of any outstanding convertible securities) at an effective price per share less than (i) the closing sale price of our Common Stock on the day before the additional shares are issued or (ii) the then effective Conversion Price of the Series D Preferred Stock. Any such downward adjustment could make the Series D Preferred Stock convertible into substantially more shares of our Common Stock than at present, with corresponding dilution to the holders of our Common Stock upon the subsequent conversion of the Series D Preferred Stock, and could adversely affect the market price of our Common Stock.

     Subject to certain limitations, the Series D Preferred Stock is required to be converted into shares of our Common Stock at our option if the volume weighted average trading price of our Common Stock equals or exceeds 175% of the initial Conversion Price of the Series D Preferred Stock for 20 out of 30 consecutive trading days occurring after July 10, 2002. That price which must be exceeded is $11.50 per share.

     PAYMENT OF DIVIDENDS IN STOCK. Our ability to pay dividends on the Series D Preferred Stock in shares of our Common Stock is subject to certain limitations, and the number of shares to be issued as dividends is determined using 95% of the average of the closing bid prices of our Common Stock over the five consecutive trading days immediately preceding the dividend payment date.

     REDEMPTION. As described above, we are obligated to redeem the outstanding Series D Preferred Stock on July 10, 2004 for the Liquidation Value. If the stockholders do not approve the conversion in full of the Series D Preferred Stock and the exercise in full of the Series D Warrants, we may have to redeem a significant number of shares of Series D Preferred Stock and/or Series D Warrants at a premium redemption price. See "Description of Transactions -- Purchase and Conversion of Series D Preferred Stock."

     In addition to the redemption obligations described above, Safeguard, as the sole remaining holder of Series D Preferred Stock, can require us to redeem its Series D Preferred Stock at a premium redemption price if any Change in Control Transaction is announced, is pending or occurs. Safeguard has waived its rights under this provision with respect to the Transactions. A "Change in Control Transaction" includes

     - consolidation, merger or other business combination of our company with any other entity or person;

     - any transaction in which the holders of our voting stock before the transaction hold less than 50% of the voting power of the surviving corporation after the transaction;

     - the replacement of more than 50% of the members of our Board of Directors without the approval of the persons who are the members of our Board of Directors prior to such replacement;

     - a sale or transfer of all or substantially all of our assets in one or more transactions; or

     - if we enter into an agreement providing for any of these types of transactions pursuant to which our Common Stock would be reclassified into other securities, cash or property.

     The premium redemption price for the Series D Preferred Stock would be equal to the greater of:

     - 120% of the Liquidation Value and

     - 120% of the dollar amount which is the product of (i) the number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock to be redeemed, multiplied by (ii) the highest closing price of the Common Stock during the period starting with the date the right to require redemption arose and ending on the day immediately prior to the actual redemption of the Series D Preferred Stock.

The premium redemption price for the Series D Preferred Stock as of July 15, 2002 was $1,200 per share or $13,476,000 for all outstanding shares.

     The premium redemption amount for the Series D Warrants would be 120% of the dollar amount which is the product of:

     - the number of shares of Common Stock issuable upon exercise of the Series D Warrants to be redeemed, multiplied by

     - the difference between (i) the highest closing price of the Common Stock during the period starting with the date the right of required redemption arose and ending on the date immediately prior to the actual redemption of the Series D Warrants being redeemed minus (ii) the exercise price of such Series D Warrants.

The premium redemption price for the Series D Warrants, assuming they became redeemable and were redeemed on July 1, 2002, would have been zero, since the closing price during the redemption period was less than the exercise price.

     VOTING. Except as provided by law, holders of the Series D Preferred Stock vote with the holders of our Common Stock as a single class on matters upon which holders of the Common Stock are entitled to vote. Holders of the Series D Preferred Stock also vote as a separate class on any amendment to, or repeal of, the certificate of designations designating the Series D Preferred Stock as a series of our preferred stock and establishing the rights, preferences and privileges of the Series D Preferred Stock and on any amendment to our Certificate of Incorporation or Bylaws that may adversely affect the rights, preferences, obligations or privileges of the Series D Preferred Stock. Holders of Series D Preferred Stock have one vote for each share of Common Stock into which their shares of Series D Preferred Stock are then convertible.

     LIMITATIONS ON NUMBER OF SHARES OF COMMON STOCK ISSUABLE. Our Certificate of Incorporation and the transaction documents pursuant to which the Series D Preferred Stock and the Series D Warrants were issued provide that the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, issued as payment of dividends thereon and issued upon exercise of the Series D Warrants cannot result in the issuance of more than 4,020,649 shares of our Common Stock, which represents 19.99% of the shares outstanding on the date that the Series D Preferred Stock and the Series D Warrants were issued, unless stockholder approval is first obtained. If the adjustment provisions would result in the issuance of a number of shares that exceeds 85% of that maximum amount, we are required to promptly call a stockholders meeting to obtain stockholder approval for the issuance of the shares in excess of the maximum amount. That is the reason for the special meeting of stockholders to which this Proxy Statement relates. If stockholder approval is not obtained within 30 days or we have not complied with our obligations with respect to stockholder approval, then each holder of the Series D Preferred Stock and Series D Warrants will have the right to sell us that number of shares of Series D Preferred Stock and/or Series D Warrants which cannot be converted or exercised due to the maximum limitation for the premium redemption price.

     The terms of the Series D Preferred Stock and the Series D Warrants provide that shares of Common Stock cannot be issued upon conversion or exercise if the issuance would result in the holder owning beneficially more than 9.9% of the outstanding shares of our Common Stock (including shares acquired in other ways). However, this provision does not apply to Safeguard, which is the sole remaining holder of Series D Preferred Stock.

COMMON STOCK

     As of July 15, 2002 there were 25,323,199 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Except as provided by law, holders of the Common Stock vote as a single class with holders of the Series D Preferred Stock, with each holder of Series D Preferred Stock having one vote for each share of Common Stock into which his or her Series D Preferred Stock is then convertible. Holders of the Common Stock do not vote as a single class with holders of the Series D Preferred Stock, however, on certain matters. See "Series D Preferred Stock -- Holding." Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferential dividend rights of the holders of the Series D Preferred Stock and any other series of preferred stock then outstanding. Upon dissolution or winding up of our company, holders of common stock are entitled to receive ratably the net assets of the company available after payment of all debts and other liabilities and the preferential amount available to the holders of the Series D Preferred Stock and any other series of preferred stock then outstanding. Holders of the Common Stock have no preemptive subscription, redemption or conversion rights, except those that exist as a matter of contract between our company and the Safeguard.

SERIES D WARRANTS

     When the Series D Preferred Stock was originally issued to the purchasers thereof on July 10, 2001, we also issued the Series D Warrants entitling them to purchase an aggregate of 546,615 additional shares of Common Stock. The Series D Warrants have a term of five years expiring on July 10, 2006 and currently have an exercise price of $2 per share, except for the warrant to purchase 21,865 shares held by Safeguard, as to which the exercise price if $4.0019 per share. For information as to the initial pricing of the Series D Warrants see "Description of the Transaction -- Repricing of Series D Warrants." The Series D Warrants, as amended in connection with the Transactions, provide for an adjustment in the exercise price of the warrants and a corresponding adjustment in the number of shares subject to the warrants in the event of a stock dividend or distribution on equity securities, a stock split, a reverse stock split or a reclassification of the Common Stock. The Series D Warrants had previously provided for an adjustment in the purchase price in the event that we issued Common Stock or securities exercisable to purchase, convertible into or exchangeable for shares of Common Stock at a per share price which is less than the greater of the then market value of the Common Stock (based on an average of closing sales prices over the preceding five trading days) or the then exercise price. This provision, however, was deleted in the amendment to the Series D Warrants made in connection with the Transactions. We may become obligated to buy back the Series D Warrants at a premium price if stockholder approval is not obtained for the issuance of shares in excess of the 19.9% Series D Limitation. See "Description of Transactions -- Purchase and Conversion of Series D Preferred Stock." We have agreed to register the shares of Common Stock issuable upon exercise of the Series D Warrants and to certain other obligations with respect to such registration pursuant to a registration rights agreement entered into when the Series D Preferred Stock was originally issued.

SAFEGUARD WARRANT

     For a description of the Safeguard Warrant see "Description of the Transactions -- Safeguard Warrant."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has been our independent certified public accountant since our inception in 1996. We intend to retain them for 2002. A representative of KPMG LLP will be present at the special meeting, will have an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy any reports, statements and other information filed by us, at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the Securities and Exchange Commission at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The Securities and Exchange Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants like our company that file electronically.

     If you make a request for a copy of our annual report on Form 10-K in writing or by telephone, we will provide you without charge, a copy of such report. Requests for this information should be submitted in writing to:
ChromaVision Medical Systems, Inc., 33171 Paseo Cerveza, San Juan Capistrano, California 92675, (888) 443-3310, Attn: Chief Operating Officer and Chief Financial Officer. We will provide you with any exhibits not contained in the report upon payment of a reasonable fee.

     The information contained in, or attached as an Appendix to, this Proxy Statement is the only information provided by us to our stockholders in connection with the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in, or attached as an Appendix to, this Proxy Statement.

     This Proxy Statement is dated July [ ], 2002. You should not assume that the information contained in this Proxy Statement or any attached Appendix is accurate as of any date other than such date, and the mailing of this Proxy Statement will not create any implications to the contrary.

                          DIRECTIONS TO MEETING PLACE

                             Hyatt Regency, Irvine
                     17900 Jamboree Road, Irvine, CA 92614
                                 (949) 975-1234
                               (949) 852-1574 Fax

         TRAVELING SOUTH FROM LOS ANGELES, LONG BEACH OR ORANGE COUNTY

       Take the 405 Freeway Southbound just pass the John Wayne Airport.
        Exit at Jamboree Road. Turn left and cross over the 405 Freeway.
             The entrance to the hotel is immediately on the right.

                     TRAVELING NORTH FROM SAN DIEGO COUNTY

                Take Interstate 5 Freeway Northbound up to south
                 Orange County until reaching the 405 junction.
            Take the 405 Freeway Northbound. Exit at Jamboree Road.
     Turn right, and the entrance to the hotel is immediately on the right.

                     TRAVELING WEST FROM THE INLAND EMPIRE

          Take the 91 Freeway Westbound to the 55 Freeway Southbound.
               Continue Southbound to the 405 Freeway Southbound.
        Exit at Jamboree Road. Turn left and cross over the 405 Freeway.
             The entrance to the hotel is immediately on the right.

                                                                     Appendix A
[HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]




June 13, 2002

The Special Committee of the Board of Directors
ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

The Board of Directors
ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

Dear Members of the Special Committee:

         We understand the that ChromaVision Medical Systems, Inc. ("ChromaVision" or the "Company") proposes to enter into a Securities Purchase Agreement dated as of June 10, 2002 (the "Securities Purchase Agreement") with Safeguard Delaware, Inc. ("Safeguard"), a Delaware corporation, providing (among other things) for Safeguard to purchase an aggregate of 4,416,404 shares of ChromaVision Common Stock for an aggregate purchase price of $7,000,000 and to receive a Warrant to purchase an additional 975,000 shares (the "Safeguard Warrant"). Safeguard is a wholly-owned subsidiary of Safeguard Scientifics, Inc., a New York Stock Exchange company which, through Safeguard and another wholly-owned subsidiary, is the Company's largest stockholder. The terms and conditions of the aforementioned transaction and the related purchase by Safeguard of 12,000 shares of Series D 5% Cumulative Convertible Preferred Stock of ChromaVision (the "Series D Preferred") from six institutional investors are more fully set forth in the Securities Purchase Agreement, the separate Stock Purchase Agreements to be entered into with the holders of the 12,000 shares of Series D Preferred (collectively the "Stock Purchase Agreement") and certain other documents referred to in the Securities Purchase Agreement and the Stock Purchase Agreement, and are collectively referred herein as the "Transaction."

         You have requested our opinion as to the matter set forth below:

         This Opinion does not address the underlying business decision to effect the Transaction; nor does it constitute a recommendation to any stockholder as to whether they should vote in favor of the matters (as set forth above) relating to the Transaction. Houlihan Lokey has no obligation to update this Opinion. Houlihan Lokey did not and was not requested by the Company or any other person to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or to make any recommendations as to the form or amount of consideration in connection with the Transaction. Furthermore, Houlihan Lokey was not requested to and did not: (i) negotiate any portion of the Transaction or (ii) advise the Company or the Special Committee with respect to alternatives to the Transaction. We were not asked to opine on and do not express any opinion as to: (i) the tax or legal consequences of the Transaction; (ii) the realizable value of the Company's common stock or the prices at which the Company's common stock may trade; and (iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

Mr. Eric S. Kentor
Mr. Kevin O'Boyle
Chroma Vision Medical System, Inc.
June 13, 2002
                                                                            -2-

1. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

2.       visited certain facilities and business offices of the Company;

3. reviewed the Company's Form 10-K for the current year ended December 31, 2001, and the Form 10-Q for the quarter ended March 31, 2002;

4.       reviewed the Company's current business plan;

5. reviewed forecasts prepared and furnished to us by the Company's management with respect to the Company for the years ended December 31, 2002 through December 31, 2004;

6. reviewed the historical market prices and trading volume for the Company's publicly traded securities, and reviewed publicly-available analyst reports, news articles and press releases relating to the Company;

7. reviewed the latest available drafts of certain agreements prepared in connection with the Transaction, including the Securities Purchase Agreement, the Stock Purchase Agreement, the Safeguard Warrant and the Amended and Restated Warrants to be entered into by ChromaVision with the existing holders of the Series D Preferred pursuant to the Stock Purchase Agreement;

8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

In rendering its opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of the Company and that the financial projections were reasonably prepared and reflect the best currently available estimates of the financial results and condition of the Company; that no material changes have occurred in the information reviewed between the date the information was provided and the date of this Opinion; and that there were no facts or information regarding the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair, from a financial point of view, to the Company and the Company's stockholders other than Safeguard and its affiliates.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

P R O X Y


                       CHROMAVISION MEDICAL SYSTEMS, INC.
               SPECIAL MEETING OF STOCKHOLDERS - AUGUST __, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

     - appoint Douglas S. Harrington, M.D., Carl W Apfelbach and Kevin C. O'Boyle, and each of them (or any substitute any of them may appoint) as proxies to vote your shares as you have instructed at the Special Meeting on August __, 2002 and at any adjournments or postponements of that meeting,

     - authorize the above-named proxies to vote in their discretion upon any other business properly presented at the meeting, and

     -   revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR EACH OF THESE MATTERS BEING SUBMITTED FOR STOCKHOLDER APPROVAL, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

                           -- FOLD AND DETACH HERE --

                                                       Please mark    [X]
                                                       your votes as
                                                       indicated in
                                                       this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. The issuance of 362,663 shares of Common Stock, the issuance of the 975,000 share Warrant and the granting of the right of first refusal and other comparable rights to Safeguard Delaware, Inc. as described in the Proxy Statement for the Special Meeting.

     FOR  [ ]     AGAINST  [ ]        ABSTAIN  [ ]


2. The issuance of shares of Common Stock upon conversion of our Series D 5% Cumulative Convertible Preferred Stock, as dividends thereon and upon exercise of the related warrants, as described in the Proxy Statement for the Special Meeting.

     FOR  [ ]     AGAINST  [ ]        ABSTAIN  [ ]


SIGNATURE(S)                                       DATE:                  , 2002
            ---------------------------------------     ------------------

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD AND DATE THE CARD. If shares are jointly owned, you must both sign.

Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.


                           -- FOLD AND DETACH HERE --



                              [CHROMA VISION LOGO]


                               33171 PASEO CERVEZA
                          SAN JUAN CAPISTRANO, CA 92675

                               PHONE: 949/443-3355
                             TOLL-FREE: 800/443-3310
                                FAX: 949/443-3366


      FOR MORE INFORMATION ABOUT CHROMAVISION, PLEASE VISIT OUR WEBSITE AT
                              WWW.CHROMAVISION.COM